UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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THE BOEING COMPANY

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2017 ANNUAL MEETING

OF SHAREHOLDERS

Monday, May 1, 2017

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

Notice of 2017 Annual Meeting of Shareholders

March 17, 2017

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2017 Annual Meeting of Shareholders to be held on Monday, May 1, 2017, at 9:00 a.m., Central Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois. At the meeting, shareholders will be asked to:

•	elect the 13 director nominees named in the proxy statement;

•	approve, on an advisory basis, named executive officer compensation;

•	recommend the frequency of future advisory votes on named executive officer compensation;

•	ratify the appointment of our independent auditor for 2017; and

•	transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

The meeting will also include a report on our operations. Shareholders of record at the close of business on March 2, 2017 are entitled to vote at the annual meeting and any postponement or adjournment thereof. Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance. To obtain an admission ticket, please follow the instructions on page 62 of the proxy statement.

Thank you for your ongoing support of The Boeing Company.

Very truly yours,

Dennis A. Muilenburg
Chairman, President and Chief Executive Officer

Grant M. Dixton
Vice President, Deputy General Counsel and Corporate Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date, and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the annual meeting in Chicago See page 62 for details regarding how to register in advance and obtain an admission ticket

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2017: This Notice of Annual Meeting and Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2017 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 17, 2017, we will begin distributing print or electronic materials regarding the annual meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

PROXY SUMMARY

This summary sets forth certain performance highlights, as well as information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

Performance Highlights

Annual Meeting of Shareholders

  When g May 1, 2017, 9:00 a.m., Central Time

  Where g The Field Museum, Chicago, Illinois

You are entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on March 2, 2017. Please see page 63 for instructions on how to vote your shares. If you wish to attend the meeting in person, you must register no later than April 21, 2017 to obtain an admission ticket. You must present an admission ticket, along with government-issued photo identification, in order to attend the meeting. See page 62 for additional instructions.

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Elect directors			4
2	Approve, on an advisory basis, named executive officer compensation			23
3	Approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation	EVERY YEAR		24
4	Ratify appointment of the independent auditor			53
5	Shareholder proposal – additional report on lobbying activities			56
6	Shareholder proposal – reduce threshold to call special shareholder meetings from 25% to 15%			58
7	Shareholder proposal – report on arms sales to Israel			59
8	Shareholder proposal – implement Holy Land Principles			60

The Boeing Company    2017 Proxy Statement    1

PROXY SUMMARY

Director Nominees

This year’s Board nominees include one new director—Robert Bradway, Chairman and CEO of Amgen Inc. Since August 2015, three independent directors have joined the Board, reflecting our ongoing board refreshment strategy and further strengthening and diversifying the skills and experiences of the Board. Each director nominee is listed below, and you can find additional information under “Election of Directors (Item 1)” beginning on page 4.

Name	Age	Director Since	Professional Background	Board Committees
Robert A. Bradway	54	2016	Chairman & CEO, Amgen	Audit, Finance
David L. Calhoun	59	2009	Senior Managing Director, Blackstone Group; Former Chairman & CEO, Nielsen	Compensation, GON
Arthur D. Collins, Jr.	69	2007	Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic	Compensation, GON
Kenneth M. Duberstein	72	1997	Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Compensation, GON
Edmund P. Giambastiani, Jr.	68	2009	Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command	Audit, Finance, Special Programs
Lynn J. Good	57	2015	Chairman, President & CEO, Duke Energy	Audit, Finance
Lawrence W. Kellner	58	2011	President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines	Audit, Finance
Edward M. Liddy	71	2010	Former Chairman & CEO, Allstate	Audit, Finance
Dennis A. Muilenburg	53	2015	Chairman, President & CEO, Boeing	Special Programs
Susan C. Schwab	61	2010	Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative	Audit, Finance
Randall L. Stephenson	56	2016	Chairman & CEO, AT&T	Audit, Finance, Special Programs
Ronald A. Williams	67	2010	Former Chairman & CEO, Aetna	Compensation, GON, Special Programs
Mike S. Zafirovski	63	2004	Executive Advisor, Blackstone Group; Former President & CEO, Nortel	Compensation, GON

Key Features of Our Executive Compensation Program

•	Pay-for-performance strategy aligns executive compensation with execution of business strategy (page 26)

•	Incentive pay programs feature multiple performance metrics (page 28)

•	Approximately 89% of target CEO pay in 2016 was variable (page 31)

•	No accelerated vesting of equity awards in connection with a change in control (page 34)

•	Rigorous stock ownership requirements for officers and directors (pages 37 and 20)

•	No pledging or hedging of Boeing stock by officers or directors (page 38)

•	Robust clawback policy that permits recoupment of incentive compensation in certain cases of misconduct even absent a financial restatement (page 38)

•	Stock holding requirements for executive officers (page 37)

•	No employment or change-in-control agreements

Governance Highlights

•	Three new independent directors in last 18 months (page 4)

•	Majority voting for all directors, each of whom is elected for a one-year term

•	Shareholders meeting certain requirements may nominate directors and have such nominees included in the proxy statement, known as “proxy access” (page 17)

•	Extensive Board oversight of risk management, with particular focus on Boeing’s key strategic, operational, and compliance risks (page 16)

2    The Boeing Company    2017 Proxy Statement

PROXY SUMMARY

•	Strong independent Lead Director with broad responsibilities and significant governance duties (page 13)

•	Executive sessions of independent directors conducted after every regularly scheduled Board meeting

•	Board leadership structure re-evaluated annually (page 13)

•	Robust succession planning process for senior leadership positions

•	Strict limits on director service on outside boards (page 12)

•	Comprehensive annual self-assessments of Board and its committees

•	No supermajority voting

•	Shareholder right to call special meetings

•	Publicly disclosed policies and practices regarding political advocacy

Shareholder Outreach

We meet with many of our shareholders throughout the year to ensure that management and the Board are focused on, and responsive to, investor priorities and concerns. For additional information, see “Shareholder Outreach” on page 17.

Environmental Stewardship and Corporate Citizenship

Boeing’s commitment to innovation extends to how we care for our environment and engage with the communities in which we operate. See “Environmental Stewardship and Corporate Citizenship” on page 17 for additional information.

The Boeing Company    2017 Proxy Statement    3

ELECTION OF DIRECTORS (ITEM 1)

PROPOSAL SUMMARY

Shareholders are being asked to elect the 13 director nominees below to serve until the 2018 annual meeting of shareholders.

The Board recommends that you vote FOR each of the 13 director nominees.

Board Composition and Engagement

Engagement

•    Significant involvement in developing Boeing’s business strategy

•    Executive session of independent directors after every Board meeting

•    >98% average meeting attendance

•    Extensive role in succession planning, including in-depth meetings between individual directors and senior executives at Boeing locations

•    Comprehensive oversight of strategic, operational, and compliance risks

12 of 13 Independent

Skills and Experience Highlights

Fortune 500 Board Experience	Current or Former CEO of Global Public Company	Senior U.S. Government Experience
12	10	3

Complex Manufacturing Expertise	Technology/Innovation Leadership	Fortune 500 Former CFO
6	7	5

4    The Boeing Company    2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Director Nominees

For information on the factors the Board considers when evaluating candidates for nomination, see “Board Composition” on page 12. Mr. Bradway, who joined the Board within the last year, was referred to the Governance, Organization and Nominating, or GON, Committee by a third-party search firm. Set forth below are the ages, principal occupations, directorships within the past five years, and other details about each nominee.

ROBERT A. BRADWAY

Chairman & CEO, Amgen Inc.

Boeing director since: 2016

Professional highlights:

•    Chairman & CEO, Amgen Inc. (Chairman 2013-present; CEO 2012-present)

•    President & COO, Amgen Inc. (2010-2012)

•    Executive VP & CFO, Amgen Inc. (2007-2010)

Independent: Yes Age: 54 Other current directorships: • Amgen Inc. • Norfolk Southern Corporation
Mr. Bradway brings to the Board critical skills in the areas of high technology, product development, financial oversight, and risk management. His experience as a senior executive in the biotechnology industry, including as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Amgen, provide him with an extensive understanding of the strategic considerations and challenges associated with a complex, highly regulated industry. In recognition of Mr. Bradway’s experience in corporate finance, risk management, and executive leadership, as well as his service on Norfolk Southern’s audit committee, the Board elected him to serve on our Audit and Finance committees.

DAVID L. CALHOUN

Senior Managing Director & Head of Private Equity Portfolio Operations, The Blackstone Group

Boeing director since: 2009

Professional highlights:

•    Senior Managing Director & Head of Private Equity Portfolio Operations, The Blackstone Group (2014-present)

•    Chairman & CEO, Nielsen Holdings plc. (Chairman 2014-2016; CEO 2010-2014)

•    Chairman & CEO, The Nielsen Company B.V. (2006-2014)

•    Vice Chairman, General Electric Company, & President and CEO, GE Infrastructure (2005-2006)

Independent: Yes Age: 59 Other current directorships: • Caterpillar Inc. • Nielsen Holdings plc. Prior directorships: • Medtronic, Inc.
Mr. Calhoun provides valuable insight and perspective on a wide array of strategic and business matters, stemming from his vast executive, management, and operational experience at Blackstone, Nielsen and GE. Mr. Calhoun also has significant global aerospace, aircraft, manufacturing, and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses, as well as his tenure on Caterpillar’s board. Mr. Calhoun’s executive leadership and experience in corporate governance matters at Nielsen and his service on Caterpillar’s compensation committee enable him to serve a crucial role on our Governance, Organization and Nominating and Compensation Committees.

The Boeing Company    2017 Proxy Statement    5

ELECTION OF DIRECTORS (ITEM 1)

ARTHUR D. COLLINS, JR.

Senior Advisor, Oak Hill Capital Partners

Boeing director since: 2007

Professional highlights:

•    Senior Advisor, Oak Hill Capital Partners (2009-present)

•    Chairman & CEO, Medtronic, Inc. (Chairman 2002-2008; CEO 2002-2007)

•    President & CEO, Medtronic, Inc. (2001-2002)

•    President & COO, Medtronic, Inc. (1996-2001)

Independent: Yes Age: 69 Other current directorships: • Arconic, Inc. • U.S. Bancorp Prior directorships: • Alcoa Inc.
Mr. Collins provides guidance to the Board and oversight of our Company on a wide variety of corporate and strategic matters based on his extensive senior executive and business leadership experience. Mr. Collins also brings his perspective from experience on other corporate boards, including as the lead director of U.S. Bancorp and as chair of Arconic’s compensation and benefits committee. In addition, the Board benefits from Mr. Collins’ years of executive leadership at Medtronic and his experience managing the operations of a large, global, high-technology company. As a result of his extensive executive and management expertise, as well as his independence, Mr. Collins’ fellow directors elected him to serve as Chair of the Compensation Committee.

KENNETH M. DUBERSTEIN

Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Boeing director since: 1997 Professional highlights: • Chairman & CEO, The Duberstein Group (1989-present) • Chief of Staff, The White House (1988-1989) Boeing Independent Lead Director	Independent: Yes Age: 72 Other current directorships: • Mack-Cali Realty Corporation • The Travelers Companies, Inc. Prior directorships: • Dell Inc. • ConocoPhillips

Mr. Duberstein provides independent leadership to the Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experiences in U.S. government, Congressional and international matters and as a member of other Fortune 500 boards. Mr. Duberstein’s vast experience, both in the highest levels of the U.S. government and as an outside strategic advisor, enables him to advise the Board and senior management on key issues of corporate strategy and government policy, as well as a wide range of issues related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his strong leadership abilities, his fellow directors elected him both as independent Lead Director of the Board and as Chair of the Governance, Organization and Nominating Committee.

6    The Boeing Company    2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

EDMUND P. GIAMBASTIANI, JR.

CEO, The Giambastiani Group LLC

Boeing director since: 2009

Professional highlights:

•    CEO, The Giambastiani Group LLC (2009-present)

•    Seventh Vice Chairman, U.S. Joint Chiefs of Staff (2005-2007)

•    Supreme Allied Commander Transformation, NATO (2003-2005)

•    Commander, U.S. Joint Forces Command (2002-2005)

Independent: Yes Age: 68 Other current directorships: • THL Credit, Inc. • New York Board of the Oppenheimer Funds (51 funds) Prior directorships: • Monster Worldwide, Inc.

Admiral Giambastiani brings a wide breadth of experience with major program development, program resourcing, and other aspects of managing large U.S. armed forces acquisition programs, including in high-technology areas. During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive strategic, leadership, operational, and engineering experience that complements Boeing’s diverse business needs. These skills enable him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including in his capacity as a member of the Special Programs Committee. Admiral Giambastiani’s experience as a senior military leader in strategy development and program risk oversight and his expertise with respect to cybersecurity enhances the Board’s strategic and management oversight abilities.

LYNN J. GOOD

Chairman, President & CEO, Duke Energy Corporation

Boeing director since: 2015

Professional highlights:

•    Chairman, President & CEO, Duke Energy Corporation (Chairman 2016-present; President and CEO 2013-present)

•    Vice Chairman, Duke Energy Corporation, (2013-2016)

•    Executive Vice President & CFO, Duke Energy Corporation (2009-2013)

Independent: Yes Age: 57 Other current directorships: • Duke Energy Corporation Prior directorships: • Hubbell Incorporated

Ms. Good brings to the Board substantial experience in executive leadership, corporate governance, financial management, and accounting. Ms. Good’s record of executive leadership and board experience as Chief Executive Officer and Chairman of Duke Energy, and as a director of Hubbell Incorporated, enables her to advise management on a wide range of strategic, financial, and governance matters, including the challenges associated with operating in heavily regulated industries. Ms. Good also has vast financial management experience, gained principally from her prior service as Chief Financial Officer and Treasurer of Duke Energy and as chair of Hubbell’s Audit Committee. Ms. Good also has extensive accounting and auditing skills, including nearly 30 years of experience as a Certified Public Accountant and 11 years as an audit partner at Arthur Anderson LLP and Deloitte & Touche LLP. As a result of Ms. Good’s extensive auditing experience and skills in corporate finance and strategic matters, the Board elected Ms. Good to serve on the Board’s Audit and Finance Committees.

The Boeing Company    2017 Proxy Statement    7

ELECTION OF DIRECTORS (ITEM 1)

LAWRENCE W. KELLNER

President, Emerald Creek Group

Boeing director since: 2011

Professional highlights:

•    President, Emerald Creek Group, LLC (2010-present)

•    Chairman & CEO, Continental Airlines, Inc. (2004-2009)

•    President & COO, Continental Airlines, Inc. (2003-2004)

Independent: Yes Age: 58 Other current directorships: • Sabre Corporation • Marriott International, Inc. Prior directorships: • Chubb Limited

Mr. Kellner brings to the Board extensive airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In addition to his deep understanding of strategic planning, customer requirements, and operational management in the airline industry, Mr. Kellner has detailed knowledge in the fields of finance and accounting, gained principally from his experience as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings to the Board corporate governance expertise and experience gained from his service as lead director of Marriott and as chairman of Sabre as well as on the boards of other Fortune 500 companies. As a result of his finance and accounting expertise, Mr. Kellner’s fellow directors elected him to serve as Chair of the Finance Committee.

EDWARD M. LIDDY

Former Chairman & CEO, The Allstate Corporation

Boeing director since: 2010

Professional highlights:

•    Partner, Clayton, Dubilier & Rice, LLC (2008 and 2010-2015)

•    Interim Chairman & CEO, American International Group, Inc. (2008-2009)

•    Chairman & CEO, The Allstate Corporation (Chairman 1999-2008; CEO 1999-2006)

Independent: Yes Age: 71 Other current directorships: • 3M Company • Abbott Laboratories • AbbVie Inc.

Mr. Liddy brings to the Board the benefits of his significant experience as a senior executive and board member of several Fortune 100 companies across a range of industries. Mr. Liddy’s extensive executive leadership experience at Allstate and service at the request of the Secretary of the U.S. Department of the Treasury as Interim Chairman and Chief Executive Officer of American International Group enables him to provide the Board with valuable insights on corporate strategy, risk management, corporate governance, and many other issues facing large, global enterprises. Additionally, as a former Chief Financial Officer of Sears, chair of the audit committees of Goldman Sachs and 3M, and partner at Clayton, Dubilier & Rice, Mr. Liddy provides the Board with significant knowledge and understanding of corporate finance, capital markets, financial reporting, and accounting matters. In recognition of this expertise, the Board elected Mr. Liddy to serve as Chair of the Audit Committee.

8    The Boeing Company    2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

DENNIS A. MUILENBURG

Chairman, President & CEO, The Boeing Company

Boeing director since: 2015

Professional highlights:

•    Chairman, President & CEO, The Boeing Company (Chairman 2016-present; CEO 2015-present; President 2013-present)

•    Vice Chairman, President & COO, The Boeing Company (2013-2015)

•    Executive Vice President, President & CEO, Boeing Defense, Space & Security (2009-2013)

Independent: No Age: 53 Other current directorships: • Caterpillar Inc.

Mr. Muilenburg brings unparalleled experience and knowledge of Boeing’s operations and markets to the Board. Mr. Muilenburg’s experience as Chief Executive Officer, together with his achievements while serving as President and Chief Operating Officer as well as President of Boeing’s Defense, Space & Security unit, uniquely position him to identify and address key aerospace industry challenges and opportunities, assist in the Board’s deliberations with respect to enhancing Boeing’s global footprint, pursuing opportunities for continued innovation, and other strategic imperatives, and provide overall leadership to the Board in his role as Chairman. Mr. Muilenburg also acts as the principal intermediary between management and the Board’s independent directors. In addition, Mr. Muilenburg’s background as a Boeing engineer strengthens the Board’s manufacturing, program development, and technology expertise, and his service on the Caterpillar board and its audit committee enables him to provide the Board with key insights on risk management, corporate finance, and other issues facing large global, complex manufacturing companies.

SUSAN C. SCHWAB

Professor, University of Maryland School of Public Policy

Boeing director since: 2010

Professional highlights:

•    Professor, University of Maryland School of Public Policy (2009-present)

•    Strategic Advisor, Mayer Brown LLP (2010-present)

•    U.S. Trade Representative, Executive Office of the President (2006-2009)

Independent: Yes Age: 61 Other current directorships: • Caterpillar Inc. • FedEx Corporation • Marriott International, Inc.

Ambassador Schwab brings unique global and governmental perspectives and experience to the Board and its deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s vast experience in the U.S. government and in public policy formulation also allows her to advise Boeing on the many challenges and opportunities in government relations. In addition, as a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, financial, corporate governance, and compensation matters.

The Boeing Company    2017 Proxy Statement    9

ELECTION OF DIRECTORS (ITEM 1)

RANDALL L. STEPHENSON

Chairman & CEO, AT&T Inc.	Boeing director since: 2016 Professional highlights: • Chairman & CEO, AT&T Inc. (2007-present) • COO, AT&T Inc. (2004-2007) • Senior Executive VP & CFO, AT&T (2001-2004)	Independent: Yes Age: 56 Other current directorships: • AT&T Inc. • Emerson Electric Co.

Mr. Stephenson brings to the Board vast expertise in high technology, global operations, product innovation, and large program risk management. In particular, his years of service as AT&T’s Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer provide him with senior leadership experience and insight into the operations, challenges and complex issues facing large technology companies with extensive multinational operations and markets. As a result of Mr. Stephenson’s expertise in accounting and financial reporting and oversight matters, the Board elected Mr. Stephenson to serve on the Audit and Finance Committees.

RONALD A. WILLIAMS

Chairman & CEO, RW2 Enterprises, LLC

Boeing director since: 2010

Professional highlights:

•    Chairman & CEO, RW2 Enterprises, LLC (2011-present)

•    Chairman, President & CEO, Aetna Inc. (Chairman 2006-2011; President 2002-2007; CEO 2006-2010)

•    Executive VP & Chief of Health Operations, Aetna Inc. (2001-2002)

Independent: Yes Age: 67 Other current directorships: • American Express Company • Envision Healthcare Holdings, Inc. • Johnson & Johnson

Mr. Williams brings to the Board significant strategic, leadership, operations, and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into health insurance and employee benefits best practices, as well as the many related areas associated with managing the requirements of companies in industries with large numbers of employees in U.S. and non-U.S. locations. In addition, his service as chair of the risk committee of American Express has enhanced his expertise in risk management at large, global companies. Mr. Williams also brings corporate governance and compensation expertise gained from his service on the boards of other Fortune 100 companies, including as chair of the compensation committee of Johnson & Johnson.

10    The Boeing Company    2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

MIKE S. ZAFIROVSKI

Executive Advisor, The Blackstone Group

Boeing director since: 2004

Professional highlights:

•    Executive Advisor, The Blackstone Group (2011-present)

•    President, The Zaf Group (2012-present)

•    Director, President & CEO, Nortel Networks Corporation (2005-2009)

•    Director, President & COO, Motorola, Inc. (2002-2005)

Independent: Yes Age: 63 Other current directorships: • Stericycle, Inc.

Mr. Zafirovski provides guidance to the Board on a wide variety of strategic, operational, and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s senior executive leadership positions at Nortel, Motorola, and GE enable him to provide unique perspectives on strategic planning, technology development, manufacturing, security, and financial matters. Mr. Zafirovski has emphasized corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

The Boeing Company    2017 Proxy Statement    11

CORPORATE GOVERNANCE

Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards and our codes of conduct for directors, finance employees and all employees, may be viewed on our website at www.boeing.com/company/general-info/corporate-governance.page. The GON Committee regularly reviews our governance practices and policies and proposes appropriate modifications for adoption by the Board.

Board Composition

The GON Committee is responsible for identifying and assessing potential candidates and recommending nominees for the Board’s approval. The GON Committee assesses the qualifications of incumbent directors and other candidates for nomination on an ongoing basis, including with respect to the following factors:

•

Experience. The GON Committee considers each candidate’s experience and leadership record in such areas as operations, international business, manufacturing, risk management, finance, government, marketing, technology, and public policy.

•

Industry Expertise. The GON Committee ensures that a number of directors possess aerospace and/or defense industry, as well as technology, expertise. This broad industry expertise allows the Board to assess Company performance and provide strategic guidance with respect to each of our principal businesses.

•

Diversity. The Board seeks diversity of background, experience, skills, and perspectives among its members. Further, the GON Committee reviews how effectively it balances these considerations when it assesses the overall composition of the Board.

•

Outside Board Memberships. Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board. Consequently, directors may not serve on more than four public company boards in addition to Boeing (two if a public company CEO).

•

Independence. In addition to any regulatory limitations with respect to independence, the GON Committee also considers other positions the director holds or has held, and evaluates each nominee with respect to Boeing’s publicly-disclosed Director Independence Standards, as well as with respect to any potential conflicts of interest.

•

Professional Reputation. As set forth in our Corporate Governance Principles, our directors are expected to have a reputation for personal and professional integrity, honesty, and adherence to the highest ethical standards.

•

Length of Service. The Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and maintain our position as a global leader in aerospace. At the same time, with decades-long product cycles and lengthy development periods, Boeing also benefits from directors with extensive Boeing experience. As a result, the GON Committee focuses on maintaining a balance between directors of short, medium, and long tenure. In addition, no director may serve if he or she would be 74 years of age or older at the time of election.

•	Regulatory Compliance. All director nominees must satisfy regulatory requirements for Board service, including those with respect to any committee on which such director would be asked to serve.

•

Prior Contributions to the Board. When evaluating the candidacy of an incumbent director, the Board also considers the director’s ongoing contributions to the Board. This evaluation includes consideration of the results of both formal and informal assessments provided by fellow directors.

Director Independence

Board Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the New York Stock Exchange, or NYSE, criteria for independence. In order for a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with us other than as a director, either directly or as a partner, shareholder, or executive officer of another entity that has a relationship with Boeing. In addition, the Board has adopted Director Independence Standards to assist the Board in its assessment of director independence. These standards are designed to supplement the requirements of the NYSE listing standards. If a director or nominee has a relationship with Boeing that is not addressed in the Director Independence Standards, the members of the Board who have already been determined to be independent shall consider all relevant facts and circumstances and determine whether the relationship is material.

12    The Boeing Company    2017 Proxy Statement

CORPORATE GOVERNANCE

The Board has reviewed all direct and indirect relationships between Boeing and each of our directors, and has determined that all of our director nominees, other than Mr. Muilenburg, are independent. Accordingly, independent directors constitute more than 92% of our current Board. W. James McNerney, Jr., who served as Chairman of the Board until March 1, 2016, was not independent due to his service as our Chief Executive Officer until June 30, 2015. In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served until August 2009 as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director.

Committee Independence

The Corporate Governance Principles require that all members of the Audit, GON, and Compensation Committees be independent, both under the Director Independence Standards and pursuant to any regulatory requirements. The Board has determined that all members of these committees satisfy all applicable independence requirements.

Leadership Structure

The GON Committee annually evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined. The Board, in accordance with our By-Laws, elects a chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. In the event that the Chairman is not an independent director, an independent Lead Director must be elected on an annual basis by a majority of the independent directors upon a recommendation of the GON Committee.

The formal duties of the independent Lead Director are as follows:

•	approving Board meeting agendas;

•	in consultation with the Chairman and the nonemployee directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approving the type of information to be provided to directors for Board meetings;

•

presiding at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors (which are held after every Board meeting), and apprising the Chairman of the issues considered;

•	serving as liaison between the Chairman and the independent directors;

•	being available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

Mr. Kenneth Duberstein, our current independent Lead Director, performs the following additional duties:

•

speaks with the CEO before and after each stated meeting of the Board to review presentation materials, address matters discussed during executive sessions of the Board’s independent directors, and/or discuss important strategic matters;

•

ensures that the Board’s governance policies are responsive to shareholder concerns, including with respect to matters such as proxy access, succession planning, and limits on outside Board memberships for directors;

•	meets regularly with members of senior management other than the CEO; and

•	oversees the Board’s self-evaluation process in his capacity as GON Committee Chair.

Finally, the independent Lead Director also is responsible for performing such other duties as the other independent directors may request—whether related to succession planning leadership (with respect to CEO succession and developing second- and third-level leaders), regularly scheduled meetings with the CEO, risk oversight, meeting with investors, or long-term enterprise strategy.

In February 2016, the Board first elected Mr. Dennis Muilenburg, our President and Chief Executive Officer, to serve as Chairman of the Board. Mr. Muilenburg has extensive knowledge of, and decades-long experience at, Boeing, knowledge of and unrivaled experience in the aerospace industry, exceptional leadership abilities, and unquestioned integrity.

Our 12 independent directors, with their vast senior leadership experience and technology, manufacturing, and aerospace expertise—individually and collectively—provide demonstrated, strong, and responsible oversight of the management of Boeing.

Mr. Duberstein, our independent Lead Director—elected annually by the other independent directors—brings to the Board extensive experience at the highest levels of both government and business and similarly continues to provide proven independent and active leadership to the Company.

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CORPORATE GOVERNANCE

Based upon the combination of Mr. Muilenburg’s knowledge, experience, leadership, and integrity; the strength, independence, experience, and integrity of the other 12 directors on the Board; and our Lead Director’s demonstrated independent leadership, the Board has determined that Boeing’s shareholders are best served at this time by having Mr. Muilenburg serve as Chairman.

Board Committees

The Board has five standing committees. Each committee operates under a charter that has been approved by the Board, and the Chair of each committee reports to the Board on actions taken at each committee meeting. The Board also has established a Stock Plan Committee, to which the Compensation Committee has delegated the authority to approve certain limited stock issuances to employees other than executive officers. The table below sets forth the current membership of each of the standing committees, the independence of each director, and the number of meetings each committee held in 2016.

	Independent	Audit Committee	Compensation Committee	Finance Committee	Governance, Organization and Nominating Committee	Special Programs Committee
Number of Meetings in 2016		11	7	6	6	0
Robert A. Bradway	✓
David L. Calhoun	✓
Arthur D. Collins, Jr.	✓
Kenneth M. Duberstein	✓
Edmund P. Giambastiani, Jr.	✓
Lynn J. Good	✓
Lawrence W. Kellner	✓
Edward M. Liddy	✓
Dennis A. Muilenburg
Susan C. Schwab	✓
Randall L. Stephenson	✓
Ronald A. Williams	✓
Mike S. Zafirovski	✓

Lead Director	Chair	Audit Committee Financial Expert	Member

Audit Committee

The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

At each meeting, representatives of Deloitte & Touche LLP, our independent registered public accounting firm, are present to review accounting, control, auditing, and financial reporting matters. In addition, during certain meetings, the

14    The Boeing Company    2017 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee meets in executive session with our Chief Financial Officer, General Counsel, Senior Vice President, Office of Internal Governance and Administration, Vice President, Corporate Audit, and representatives of Deloitte & Touche LLP. The Audit Committee also oversees key risks on behalf of the Board; those particular responsibilities are set forth under “Risk Oversight” on page 16. The Audit Committee also prepares the Audit Committee Report included on page 51. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Good and Messrs. Bradway, Kellner, Liddy, and Stephenson are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee oversees our executive and equity compensation programs. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law. Additional information about the Compensation Committee, including a more detailed list of its principal responsibilities, is set forth under Compensation Discussion and Analysis, which begins on page 25. In addition, certain of the Compensation Committee’s risk oversight responsibilities are set forth under “Risk Oversight” on page 16.

Finance Committee

The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	proposed dividend actions, stock splits, and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions, and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities, and major insurance programs;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration, and performance.

In addition, the Finance Committee has key risk oversight responsibilities that are described under “Risk Oversight” on page 16. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership structure, size, and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	senior management succession planning, including recommending to the Board nominees for CEO and other senior leadership roles;

•	monitoring and reviewing the performance of our CEO;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•	reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance, including any revisions to our Corporate Governance Principles.

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CORPORATE GOVERNANCE

The GON Committee also oversees key risks on behalf of the Board, which are set forth below under “Risk Oversight.” The GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee reviews on a periodic basis our programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

Senior management is responsible for day-to-day management of strategic, operational, and compliance risks we face, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and our long-range business plan, including significant new development programs.

As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, compensation, and compliance risks with senior management. Examples of risk oversight activities conducted by the Board’s Committees, subject to Committee report-outs and full discussion at the Board level, are set forth below.

Audit Committee Risk Oversight

•	Evaluate overall risk assessment and risk management practices;

•	Perform central oversight role with respect to financial statement, disclosure, and compliance risks;

•	Receive regular reports from our Senior Vice President, Office of Internal Governance and Administration with respect to compliance with our ethics and risk management policies;

•

Meet in executive session after every committee meeting with Deloitte & Touche LLP, our outside auditors, as well as periodically with our Vice President, Corporate Audit, our Senior Vice President, Office of Internal Governance and Administration, and our Executive Vice President and General Counsel to discuss financial and/or compliance risks, and report any findings to the Board; and

•	Oversee the Board’s oversight of cybersecurity risk.

GON Committee Risk Oversight

•

Oversee risks related to the Company’s corporate governance, including overseeing management’s shareholder outreach efforts on governance-related matters and ensuring the Board’s continued ability to provide independent oversight of management.

Finance Committee Risk Oversight

•

Evaluate risk related to Boeing’s capital structure, significant financial exposures, major insurance programs, and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs.

Compensation Committee Risk Oversight

•	Evaluate risk in connection with the design and oversight of compensation programs, in consultation with Committee’s independent compensation consultant.

For more information on oversight of risks related to our compensation practices, see “Compensation and Risk” on page 39.

Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles.

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CORPORATE GOVERNANCE

Shareholder Outreach

Boeing has long believed that the continued delivery of sustainable, long-term value to our shareholders requires regular dialogue with our shareholders. During 2016, we discussed governance, executive compensation, and many other issues with shareholders representing more than 40% of our outstanding shares. We believe that these meetings ensure that management and the Board are aware of our shareholders’ priorities and equipped to address them effectively. The Board considers feedback from these conversations during its deliberations, and we regularly review and adjust our corporate governance structure and/or executive compensation policies and practices in response to comments from our shareholders.

For example, discussions with our shareholders played a significant role in our adoption of a “proxy access” by-law in 2015. Our shareholders expressed a wide range of views on this topic, but most expressed support for a by-law with a maximum shareholder group of 20 and for up to 20% of available Board seats, with significant flexibility regarding other terms. Accordingly, we adopted a by-law allowing a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in the Company’s annual meeting proxy materials directors constituting the greater of two individuals and 20% of the Board. Feedback from shareholders in 2016 was also incorporated in Board discussions on a variety of other topics, including approach to shareholder proposals, executive compensation, and board refreshment.

Environmental Stewardship and Corporate Citizenship

Boeing’s commitment to innovation means more than just game-changing aerospace products and services. We extend that commitment to how we take care of the environment and engage with the communities in which we operate. Boeing believes that taking care of the environment is crucial to our aerospace and technology leadership. Boeing employees are actively working on many fronts to improve the environmental performance of our products and services as well as our operations. For additional information, including a link to our 2016 Environment Report, visit www.boeing.com/principles/environment.

In addition, through purposeful investments, employee engagement, and thoughtful advocacy efforts, Boeing and its employees support innovative partnerships and programs that align with our strategic objectives, create value, and help build better communities worldwide. This includes improving access to globally competitive learning as well as workforce and skills development, sustaining the environment, and supporting our military and veteran communities. For additional information, including a link to our report on corporate citizenship, visit www.boeing.com/principles/community-engagement.page.

Meeting Attendance

During 2016, the Board held seven meetings. Each director nominee attended at least 86% of the meetings of the Board and the committees on which he or she served during 2016, and average attendance at these meetings exceeded 98%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all but one director attended our 2016 Annual Meeting.

Communication with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our independent Lead Director, to the nonemployee directors as a group or to the Audit Committee. This process is described at www.boeing.com/company/general-info/corporate-governance.page.

Codes of Conduct

The Board expects directors, officers and employees to act ethically, including by adhering to all applicable codes of conduct, at all times. Shareholders may view Boeing’s codes of conduct at www.boeing.com/company/general-info/corporate-governance.page. Waivers with respect to these codes for directors and officers may be granted only by the Board, and any such waiver will be promptly disclosed on our website. No waivers were requested during 2016. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

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CORPORATE GOVERNANCE

Compensation of Directors

We have designed our nonemployee director compensation program to achieve the following objectives:

•	align directors’ interests with the long-term interests of our shareholders;

•	attract and retain outstanding director candidates with diverse backgrounds and experiences; and

•	recognize the substantial time commitment required to serve as a Boeing director.

The GON Committee reviews Boeing’s director compensation program on an annual basis. When making its recommendations, the GON Committee considers director compensation levels at the peer companies we use for purposes of executive compensation benchmarking. See “Benchmarking Against Our Peer Group” on page 36 for more information. Compensation Advisory Partners LLC, or CAP, serves as the GON Committee’s independent consultant with respect to the compensation of our directors. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Our nonemployee director compensation program consists of cash (board, committee chair, and lead director retainer fees) and retainer stock units. In addition, we match director contributions to eligible non-profit organizations or educational institutions, up to a maximum of $31,000 per year. We also reimburse directors for travel and other out-of-pocket expenses incurred in connection with their services, if any. Directors who are Boeing employees do not participate in the nonemployee director compensation program.

2016 Director Compensation Table

The following table sets forth 2016 compensation for each nonemployee director and for W. James McNerney, Jr., our former CEO, who served as an employee director until March 1, 2016. Compensation for Mr. Muilenburg is set forth in the Summary Compensation Table on page 40.

Director	Fees Earned or Paid in Cash ($)(8)	Stock Awards ($)(9)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert A. Bradway(1)	—	—	—		30,000	(11)	30,000
David L. Calhoun	130,000	165,000	—		31,000	(11)	326,000
Arthur D. Collins, Jr.(2)	150,000	165,000	—		31,000	(11)	346,000
Kenneth M. Duberstein(3)	175,000	165,000	—		31,000	(11)	371,000
Edmund P. Giambastiani, Jr.	130,000	165,000	—		6,800	(11)	301,800
Lynn J. Good	130,000	165,000	—		30,000	(11)	325,000
Lawrence W. Kellner(4)	145,000	165,000	—		31,000	(11)	341,000
Edward M. Liddy(5)	155,000	165,000	—		—		320,000
W. James McNerney, Jr.(6)	525,000	—	6,926,502	(10)	704,160	(12)	8,155,662
Susan C. Schwab	130,000	165,000	—		22,000	(11)	317,000
Randall L. Stephenson(7)	113,128	143,586	—		25,000	(11)	281,714
Ronald A. Williams	130,000	165,000	—		31,000	(11)	326,000
Mike S. Zafirovski	130,000	165,000	—		31,000	(11)	326,000

(1)	Mr. Bradway joined the Board on October 14, 2016, after the payment date for the fourth quarter 2016 installment of retainer fees and retainer stock units.
(2)	Compensation Committee Chair.
(3)	Lead Director; GON Committee Chair.
(4)	Finance Committee Chair.
(5)	Audit Committee Chair.
(6)	Mr. McNerney served as Chairman of the Board until March 1, 2016, and was compensated as an employee director in accordance with the transition and retirement agreement, dated June 22, 2015.
(7)	Mr. Stephenson joined the Board on February 17, 2016.
(8)	Reflects total cash compensation paid in 2016 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors. Cash compensation for nonemployee directors is paid in four quarterly installments as of the first business day of each quarter and is pro-rated for directors who join the Board during a quarter. For Mr. McNerney, the amount represents base salary paid in 2016 and cash paid in lieu of accrued vacation pursuant to his transition and retirement agreement.

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(9)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each nonemployee director in 2016. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. The grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The following table sets forth the aggregate number of deferred stock units accumulated in each director’s account as of December 31, 2016 from deferrals of cash compensation and retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units. Amount for Mr. McNerney reflects deferrals made during his service as a nonemployee director from 2001 to 2005.

Director	Accumulated Deferred Stock Units (#)
Robert A. Bradway	—
David L. Calhoun	20,446
Arthur D. Collins, Jr.	36,368
Kenneth M. Duberstein	54,966
Edmund P. Giambastiani, Jr.	13,114
Lynn J. Good	1,789
Lawrence W. Kellner	8,221
Edward M. Liddy	19,014
W. James McNerney, Jr.	15,311
Susan C. Schwab	12,052
Randall L. Stephenson	2,028
Ronald A. Williams	13,245
Mike S. Zafirovski	43,385

(10)	Consists of (a) $357,800 paid pursuant to our annual incentive plan and (b) $6,568,702 of performance awards pursuant to our long-term incentive program while Mr. McNerney served as CEO and payable in respect of the three-year performance period that ended in 2016.
(11)	Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program. Directors derive no financial benefit from these charitable contributions.
(12)	Consists of $31,000 of gift matching of charitable contributions, $1,494 in premiums paid by us for term life insurance for Mr. McNerney’s benefit, $353,578 in Company contributions under our retirement plans, and $318,088 for perquisites and other personal benefits. Perquisites and personal benefits consisted of use of Company aircraft for personal travel or to attend outside board meetings, personal use of ground transportation, tax preparation and planning services, annual physical, home security expenses, use of office, assistant, and computing equipment, and retirement gifts. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits. The cost of any personal benefit for Mr. McNerney did not exceed the greater of $25,000 or 10% of total perquisites and personal benefits, except as follows: $122,463 for use of Company aircraft, and $179,627 for office support. See footnote (6)(a) to the Summary Compensation Table on page 41 for information on the calculation of the incremental cost.

Cash Retainers

In 2016, nonemployee directors received an annual cash retainer fee of $130,000. We also pay the following additional annual cash retainer fees to directors serving in leadership positions: Lead Director $30,000, Audit Committee Chair $25,000, Compensation Committee Chair $20,000 and GON and Finance Committee Chairs $15,000. We do not pay additional fees for attending Board or committee meetings. Based on analysis of director compensation trends among our peer group companies by CAP, the GON Committee recommended and the Board approved, effective January 1, 2017, an increase in the annual cash retainer fee to $135,000, and an increase in the GON Committee Chair annual cash retainer fee to $20,000, in each case to more closely align cash compensation with that of our peer group.

Our Deferred Compensation Plan for Directors gives nonemployee directors the opportunity to defer all or part of their cash compensation into an interest-bearing, cash-based account or a stock unit account as deferred stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn dividend equivalents, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. Directors elected to defer 2016 cash compensation into deferred stock units as follows: $130,000 and 986 units each for Messrs. Calhoun, Williams and Zafirovski; Mr. Collins, $150,000 for 1,138 units; and Mr. Stephenson, $113,128 for 879 units. Ambassador Schwab elected to defer $130,000 of her 2016 cash compensation into an interest-bearing, cash-based account.

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CORPORATE GOVERNANCE

Retainer Stock Units

In 2016, our nonemployee directors received equity compensation valued at $165,000 per year in the form of retainer stock units, which are distributed as shares of Boeing stock after termination of Board service. The Board believes that retainer stock units further align directors’ interests with the long-term interests of our shareholders. Each nonemployee director received an aggregate of 1,252 retainer stock units during 2016, except for (1) Mr. Bradway, who was not awarded retainer stock units because he joined the Board after the award date for the fourth quarter 2016; and (2) Mr. Stephenson, who was awarded 1,115 retainer stock units representing units earned for service during 2016. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn dividend equivalents, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. Based on CAP’s analysis of director compensation trends among our peer group companies, the GON Committee recommended and the Board approved an increase in the value of retainer stock units, effective January 1, 2017, to $180,000 per year to more closely align nonemployee director equity compensation with that of our peer group.

Director Stock Ownership Requirements

In order to further align the interests of directors with the long-term interests of our shareholders, our Corporate Governance Principles require that, by the end of his or her third and sixth year as a director, each nonemployee director should own stock or stock equivalents with a value equal to three and five times, respectively, the annual cash retainer fee. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate. Each director currently exceeds his or her applicable stock ownership requirement.

Compensation Consultants

The Compensation Committee and GON Committee have engaged CAP to serve as their independent compensation consultant. In this capacity, CAP provides peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as an ongoing overview of regulatory developments and compensation trends. In addition, CAP advises the Compensation Committee concerning management’s compensation data and recommendations. CAP takes direction from the Compensation and GON Committees, as appropriate, reports directly to the committees, and does not provide any other services to Boeing. See discussion on page 35 under “Governance of Pay-Setting Process — Role of Board, Management and Consultants.” The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that CAP provides no services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined that there were no other factors that the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of CAP.

Related-Person Transactions

Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews potential related-person transactions for materiality and evaluates the need for disclosure under SEC rules.

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CORPORATE GOVERNANCE

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer, or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees these reviews and determinations, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities for us and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors), and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

The following transactions were reviewed and considered in light of the policies and procedures discussed above:

BlackRock, Inc., or BlackRock, is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by BlackRock with the SEC on January 30, 2017. BlackRock provided investment management services and analytics to the Retirement Plans Trust and the Savings Plans Trust, and received approximately $10.9 million for such services in 2016. In addition, BlackRock managed mutual fund assets for subsidiary retirement plans and received approximately $71,000 for such services in 2016.

Capital World Investors, or Capital World, which collectively includes Capital Research and Management, American Funds, and Capital International, among other business units, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 8 to a Schedule 13G filed by Capital World with the SEC on February 13, 2017. Capital World provided investment management services to the Retirement Plans Trust and received approximately $2.5 million for such services in 2016. Additionally, Capital World managed mutual fund assets for subsidiary retirement plans and received fees of approximately $0.1 million for such services in 2016.

Evercore Trust Company, N.A., or Evercore, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 10 to a Schedule 13G filed by Evercore with the SEC on February 13, 2017. Evercore is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2016, these fees totaled approximately $1.0 million.

State Street Bank and Trust Company, or State Street, is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 14, 2017. State Street is the trustee of the Savings Plans Trust. During 2016, the Savings Plans Trust paid State Street approximately $4.0 million for its services as trustee of the Savings Plans Trust and for services relating to the Savings Plans Trust’s custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors and State Street Global Markets, divisions of State Street, acted as investment managers for various investment fund options within the Savings Plans Trust, and received approximately $3.1 million in fees for such services in 2016. State Street also provides benefits administration services on behalf of certain of the Retirement Plans Trust and received approximately $2.5 million in fees for such services in 2016.

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CORPORATE GOVERNANCE

The Vanguard Group, or Vanguard, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 2 to a Schedule 13G filed by Vanguard with the SEC on February 10, 2017. Vanguard received an aggregate of approximately $143,000 for management fees in 2016 from certain of our subsidiary retirement plans and a trust that funds a portion of our health and welfare plans.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

Steven Caret has been employed by us since 2004, and is the husband of Leanne Caret, who became an executive officer in 2016. His compensation, which was approximately $148,000 in 2016, has been established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. He is also eligible to participate in our employee benefit programs on the same basis as other eligible employees.

22    The Boeing Company    2017 Proxy Statement

APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

PROPOSAL SUMMARY

Shareholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as set forth under the heading “Compensation Discussion and Analysis.”

The Board recommends that you vote FOR the resolution approving named executive officer compensation.

We have designed our executive compensation program to attract and retain superior leaders, reward performance, and align our executives’ interests with the long-term interests of our shareholders. Our Compensation Discussion and Analysis describes in detail our executive compensation program, highlights of which include the following:

Pay for Performance

•	3-year total shareholder return of 44%, reflecting strong performance;

•

annual and long-term incentive metrics that align with our business strategy, focus our executives on the balanced objectives of increasing revenues, reducing costs, and effectively managing net assets, as well as total shareholder return as compared to group of peer companies;

•	approximately 89% of our CEO’s 2016 target compensation was variable;

•	capped payouts and other protections to avoid excessive risk;

•	no guaranteed bonuses;

Alignment with Shareholder Interests

•	25% of our named executive officers’ target long-term incentive compensation is tied to Boeing’s total shareholder return as compared to a group of peer companies;

•	forfeiture of unearned portion of all annual and long-term incentive program awards upon termination or retirement;

•	rigorous stock ownership requirements, including 6x base salary for our CEO, ensuring that our senior executives maintain a significant stake in our long-term success;

•	no accelerated vesting of equity awards in connection with a change in control;

•	no employment or change-in-control agreements;

•	no pledging or hedging of Boeing stock;

•	stock holding requirements for executive officers;

Responsible Pay Practices

•	robust clawback policy that permits recoupment of incentive compensation in certain cases of misconduct even absent a financial restatement;

•	no tax gross-ups to our executives other than for relocation expenses; and

•	no repricing or buybacks of stock options.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s recent strong financial and operating results. In future years, we expect to continue to reward executives who deliver strong results by tying compensation to demonstrated individual and Company performance as well as total shareholder return.

In 2016, our shareholders approved the compensation of our named executive officers with a FOR vote of 93%. This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Boeing Company    2017 Proxy Statement    23

APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3)

PROPOSAL SUMMARY

Shareholders are being asked to recommend the frequency — every one, two or three years — with which to hold future advisory votes on the compensation of named executive officers.

The Board recommends that you vote to hold advisory votes on named executive officer compensation
EVERY YEAR.

The Board seeks your recommendation on the frequency — every one, two, or three years — with which to hold future advisory votes on our executive compensation.

Our shareholders voted on a similar proposal in 2011, with the highest number of votes cast to hold future advisory votes on named executive officer compensation every year. Based on recent feedback from our largest shareholders and the Board’s experience with prior advisory votes on executive compensation, the Board recommends that you vote for holding the advisory vote on executive compensation every year.

This vote is non-binding. However, the Board and the Compensation Committee will consider the outcome of this vote in connection with decisions concerning the frequency with which to hold advisory votes on executive compensation. Consistent with applicable law, you will have the opportunity to recommend the frequency of future advisory votes on executive compensation at least every six years.

You may vote for every one, two or three years, or may abstain from voting on the following resolution:

RESOLVED: That the option of every year, two years or three years that receives the highest number of votes cast for this resolution will be the frequency with which the shareholders of The Boeing Company recommend by advisory vote that the Company hold an advisory vote on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY YEAR.

24    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Principal Components of 2016 Executive Compensation

Performance Measures Driving 2016 Compensation

Opportunities for Shareholder Feedback

The Board and the Compensation Committee continue to encourage shareholder feedback, and executive compensation remains a key focus area in our year-round discussions with shareholders. In those discussions, investors have largely viewed Boeing’s pay practices and overall pay-for-performance strategy as strongly aligned with shareholder interests. Additional information on our shareholder engagement program is set forth under “Shareholder Outreach” on page 17.

We believe that recent enhancements to our executive compensation program, such as the introduction of total shareholder return, or TSR, as a performance metric and increasing the performance-based portion of our long-term incentive compensation, have been well-received by shareholders, as evidenced by our say-on-pay vote results. In 2016, our executive compensation program received 93% approval from our shareholders. The favorable shareholder vote and positive feedback from investors were two factors contributing to the Compensation Committee’s decision to refrain from making substantial changes to our compensation practices and policies in 2016. However, as described below in “Key Compensation Decisions,” the Compensation Committee did change the performance metrics used in our incentive programs as well as enhance the Company’s policy requiring executives to hold Boeing stock. Each of

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COMPENSATION DISCUSSION AND ANALYSIS

these changes was made following consultations with our shareholders about our executive compensation program. The Compensation Committee will continue to consider results from future say-on-pay votes and feedback from shareholders when considering further enhancements to Boeing’s executive compensation programs and practices.

Key Compensation Decisions

Changes to Performance Metrics

Beginning in 2017, annual incentive awards and performance awards under our long-term incentive program will no longer pay out based on one- and three-year economic profit. Instead, they will pay out based 50% on free cash flow, 25% on core earnings per share, or EPS, and 25% on revenue, in each case during the appropriate performance period. The Compensation Committee believes that the new metrics will further sharpen executives’ focus on the elements of operational and financial performance that we believe best drive long-term shareholder value, while retaining many of the advantages of economic profit, such as the strong historical correlation with shareholder value. Our long-term incentive program will continue to use total shareholder return compared to our peers as the performance metric for performance-based restricted stock units. For additional information, see page 29.

Compensation of New Boeing Commercial Airplanes President and CEO

In November 2016, Boeing announced changes to our senior leadership as well as the launch of Boeing Global Services, our integrated services business. As part of these changes, Boeing named Kevin G. McAllister, formerly CEO of GE Aviation Services, Boeing’s new Executive Vice President, President and CEO of Boeing Commercial Airplanes. In order to compensate Mr. McAllister for unvested RSUs that were forfeited upon his departure from GE, the Compensation Committee awarded Mr. McAllister 20,000 RSUs that are scheduled to vest in 2018. He also received an additional 100,000 RSUs, scheduled to vest between 2021 and 2025. This grant was designed to replace GE pension benefits that Mr. McAllister forfeited to join Boeing. Mr. McAllister also received a signing bonus of $2,000,000 upon his joining the Company.

Enhancement of Stock Holding Requirements

The Board remains committed to ensuring that executives maintain meaningful stock ownership in the Company, which further aligns the interests of executives with the interests of shareholders. As evidence of this long-standing commitment, senior executives must own Boeing stock valued at three to six times their annual base salary, depending on executive grade. In 2016, the Board enhanced these requirements by requiring executive officers to hold all newly-vested stock until their stock holding requirements are met.

Program Objectives

Pay for Performance
•	100% of annual and 75% of long-term incentive awards are performance-based.
•	Our annual incentive plan pays based on individual achievement and Company performance against financial targets set by the Compensation Committee.
•

Our long-term incentive program awards are tied to stock price performance, TSR relative to a group of peer companies set by the Compensation Committee, and financial targets set by the Compensation Committee.

Attract and Retain World-Class Talent
•	Compensation elements and award opportunities are designed to position us to compete effectively for engineering, business, financial and other executive talent.
•	High performing executives may earn above-target pay when performance goals are exceeded.
Shareholder Alignment
•	Approximately 85% of named executive officer target compensation is linked to share price, TSR, or achievement of rigorous performance targets.
•	Senior executives must own significant amounts of Boeing stock throughout the term of their employment, and executive officers must hold vested stock until share ownership requirements are met.
•	We do not accelerate vesting of equity awards in connection with a change in control.
•	Executives receive 25% of their long-term incentive target in PBRSUs, which pay out based upon Boeing’s TSR performance over a three-year period relative to our peer companies.
Reduce Risk
•	Our annual incentive awards, performance awards, and PBRSUs are capped.
•	All incentive compensation is subject to a rigorous clawback policy.
•	Executive officers may not engage in pledging, hedging or other speculative trading activity.
•	The Compensation Committee and its independent consultant annually review our executive compensation plans and programs.
•	Compensation risk considerations are discussed in additional detail on page 39.

26    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Program Design and Principal Elements

What We Do
Vast majority of pay is performance-based
Multiple performance metrics
Rigorous stock ownership requirements
Robust clawback policy
Stock holding requirements
Benchmark target pay to median of peer group
Active engagement with shareholders
Limited perquisites
Independent compensation consultant reports directly to Compensation Committee
Caps on incentive pay

What We Don’t Do
No guaranteed bonuses
No accelerated vesting of equity awards in connection with a change in control
No tax gross-ups, other than for certain relocation expenses
No repricing or buybacks of stock options
No employment agreements
No change-in-control arrangements
No pledging or hedging of Boeing stock

2016 Target Compensation

We design our executive compensation program to attract and retain the talent needed to achieve our business and financial objectives, reward executives who achieve those objectives, and align executives’ interests with the long-term interests of our shareholders. The Compensation Committee reviews our executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience and performance, and business needs.

The table below sets forth our 2016 named executive officers, or NEOs, with their target compensation elements and target total compensation based on their base salary as of December 31, 2016. In each case, target amounts are those amounts that would have been earned by the executive assuming that the Company and the executive achieved target performance levels set by the Compensation Committee. The 2016 Target Long-Term Incentive Compensation column reflects target values of all awards under our long-term incentive program, which consists of performance awards, PBRSUs and RSUs. Supplemental equity awards are not included; for additional information on such awards, see page 34.

(Dollars in thousands) Name	2016 Annualized Base Salary (a)	2016 Target Annual Incentive as a % of Base Salary (b)	2016 Target Annual Incentive Compensation (c)=(a)x(b)	2016 Target Long-Term Incentive as a % of Base Salary (d)	2016 Target Long-Term Incentive Compensation (e)=(a)x(d)	2016 Total Annualized Target Direct Compensation (f)=(a)+(c)+(e)
Dennis A. Muilenburg Chairman, President and Chief Executive Officer	$1,650	170%	$2,805	650%	$10,725	$15,180
Gregory D. Smith Chief Financial Officer, Executive Vice President, Corporate Development and Strategy	$925	110%	$1,018	400%	$3,700	$5,643
Raymond L. Conner Vice Chairman, Former President and Chief Executive Officer, Commercial Airplanes	$1,075	110%	$1,183	425%	$4,569	$6,826
J. Michael Luttig Executive Vice President and General Counsel	$910	110%	$1,001	400%	$3,640	$5,551
Kevin G. McAllister President and Chief Executive Officer, Commercial Airplanes*	$1,000	110%	$1,100	400%	$4,000	$6,100

*	Mr. McAllister joined Boeing on November 21, 2016.

The Boeing Company    2017 Proxy Statement    27

COMPENSATION DISCUSSION AND ANALYSIS

Performance Metrics for Incentive Plans

Economic Profit

Economic profit was the primary metric we used to measure our executives’ performance in 2016. The one- and three-year economic profit metrics are calculated as follows:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets excludes cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

The three-year performance targets for purposes of the performance award portion of our long-term incentive program will differ from the sum of the three one-year performance targets covering the same period, and typically project growth throughout the three-year performance period.

To better reflect the core operating performance of the Company and its businesses, the Compensation Committee may adjust one-year or three-year economic profit to account for certain items not forecasted at the outset of a performance period such as (1) significant external events outside management’s control, (2) management decisions intended to drive long-term value but with short-term financial impacts, such as major acquisitions or dispositions, and (3) significant changes to market conditions. References to economic profit in this proxy statement mean economic profit if and as adjusted to account for such items. See “2016 Annual Incentive Assessment” on page 32 and “2014-2016 Performance Award Assessment” on page 33. Adjustments to the annual awards considered in a given year may or may not be applied to the long-term performance awards.

Total Shareholder Return (TSR) Relative to Peer Companies

The long-term incentive program also includes PBRSUs, which are paid in shares of stock after the end of a three-year performance period and are earned based on Boeing’s TSR relative to a group of peer companies determined by the Compensation Committee. For additional information on our peer group, see “Benchmarking Against our Peer Group” on page 36.

Adjusted Operating Cash Flow (For 162(m) Purposes)

We measure our adjusted operating cash flow in order to determine the deductibility of annual and long-term incentive awards for our NEOs (except for the CFO) under Section 162(m) of the Internal Revenue Code. Adjusted operating cash flow means the net cash provided by operating activities of the Company as reported in our consolidated statement of cash flows included in our Annual Report on Form 10-K, adjusted to eliminate the effect of net customer financing cash flows. Incentive deductibility is discussed in more detail under “Limitations on Deductibility of Compensation” on page 38.

28    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Changes to Performance Metrics Beginning in 2017

In order to further sharpen executives’ focus on the elements of operational and financial performance that we believe best drive long-term shareholder value, the Compensation Committee replaced economic profit as a performance metric with free cash flow, core EPS and revenue. The following charts illustrate the impact of these changes on the annual incentive plan and the long-term incentive program.

We believe that these metrics will drive accountability and performance, as well as enable employees at every level to see the connection between individual and Company performance and results. These same performance metrics will be used in our broad-based, non-executive incentive programs, further ensuring that each employee pursues the same financial and operational goals. Like economic profit, these metrics measure the strength of Boeing’s cash and earnings generation, while at the same time ensuring that we meet productivity targets, continue to invest in innovation, and manage our assets efficiently. However, by tracking them individually, we believe that we can ensure all employees maintain a stronger and more direct line of sight to operational and financial performance.

Because of the long product cycles in our business, the Compensation Committee believes that the one-year and three-year versions of these metrics, like economic profit, create complementary, yet different, incentives for our employees. The table below outlines some of the key drivers impacting our operational and financial performance on a one- and three-year basis.

Drivers of One-Year Performance	Additional Drivers of Three-Year Performance
• Operating cost management • Disciplined asset, inventory and cash management • Business execution • First-time quality • New orders • Achievement of annual productivity targets	• Efficient use of long-term assets • Technology innovation • Sustained productivity • Long-term risk reduction

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COMPENSATION DISCUSSION AND ANALYSIS

A key reason for the Compensation Committee’s use of the three new metrics is to drive the linkage between business objectives and improved and sustained performance. For example, key drivers impacting revenue include new orders and our ability to deliver on our commitments to customers. Likewise, drivers of core earnings per share include first-time engineering and manufacturing quality, continued innovation—particularly for purposes of the long-term incentive program—and achievement of productivity targets. Finally, drivers of free cash flow—at 50%, the metric that will have the most significant impact on executive compensation—include efficient long-term asset utilization and disciplined investments in productivity and innovation, as well as many of the other drivers described above. In some cases, these drivers will have enhanced significance for either one-year or three-year performance. For example, new orders can have a significant impact on core earnings per share within a single one-year performance period; however, as commercial airplanes are often delivered one or more years after they are ordered, new orders tend to have a more significant impact on revenue in the context of the three-year performance periods.

Determination of Economic Profit Goals and Awards

Each year, after the Board has reviewed our long-range business plan, the Compensation Committee sets one- and three-year financial goals for our compensation program. These goals incorporate expectations regarding the probability of achieving performance goals, key risks, and a degree of “stretch” to push our executives to achieve a higher level of performance. When setting performance goals for the annual incentive and long-term performance awards, the Compensation Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

After the conclusion of each performance period, the Compensation Committee evaluates the Company’s performance and approves final awards. Set forth below are our economic profit goals and actual performance for the 2016 annual incentive plan and 2014-2016 performance awards, together with key drivers of our performance.

Compensation Element	Key Drivers of Actual Performance
2016 Annual Incentive Plan Goal: $4.143B Result: $4.282B Company Performance Score: 108%*	•	Solid core operating execution across business units driving record operating cash flow
	•	Increased cost savings and improved efficiency from productivity initiatives
	•	Improved working capital performance and disciplined asset and cash management
	•	Higher than estimated costs for the KC-46 Tanker program
	•	Lower than expected growth in the global air cargo market, resulting in 747 production rate plan adjustments
	•	Softening demand for the current-generation 777, driving the decision for a further production rate plan adjustment
2014-2016 Performance Awards Goal: $11.561B Result: $12.852B Company Performance Score: 145%	•	Strong execution of production programs across business units, including record three-year commercial airplane deliveries
	•	Increased cost savings and improved efficiency from productivity initiatives
	•	Disciplined asset and cash management
	•	Higher than estimated costs for the KC-46 Tanker program
	•	Lower than expected growth in the global air cargo market, resulting in 747 production rate plan adjustments
	•	Soft demand for the current-generation 777, driving the decision for a further production rate plan adjustment
	•	Changes in commodity price indices that impacted price escalation formulas at Commercial Airplanes
	•	Enterprise-wide mitigation of development, production, and market risks.

*	Actual payout for executives not affiliated with a business unit was 97% of target, subject to further adjustment for individual performance. For additional information on how annual incentive targets are calculated, see pages 31 and 32.

30    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Mix of Pay

Approximately 89% of the CEO’s target compensation and 84% of the other NEOs’ target compensation is variable based on Company and individual performance. Variable compensation consists of the target annual incentive and the target value of performance awards, PBRSUs and RSUs granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary plus variable compensation.

Base Salary

Base salaries are designed to provide a fixed level of cash compensation for each executive. Salaries may be adjusted based on competitive market data and individual factors such as competencies, skills, experience, contributions, performance, and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments generally take effect in March. When setting base salaries, the Compensation Committee and the Board also consider the impact of base salary on other compensation elements, such as the size of target incentive awards.

In 2016, the base salary of Mr. Smith increased by 8.82% reflecting his strong performance over the period. The base salaries of Messrs. Muilenburg, Conner and Luttig increased between 3% and 5% during the same period. Mr. McAllister’s base salary was set when he joined the Company in November 2016.

Annual Incentive Plan

Features of Annual Incentive Plan

•	100% cash awards

•	2016 payout based on economic profit and individual performance

The annual incentive plan is designed to drive near-term program execution, operational excellence, and sustainable growth, as well as to create differential rewards for executives based on individual performance. The Compensation Committee assigned each executive a target incentive award based on competitive market data and on the executive’s pay grade, responsibilities and role. Actual incentive awards are determined by Company, business unit, and individual performance scores and paid 100% in cash. For executives in the two principal business units, Company results are weighted 75% and business unit results are weighted 25%. For other executives, Company results are weighted 75% and the average of the results of the two principal business units are weighted 25%. The mechanics of the annual incentive plan are as follows:

Target Annual Incentive Award (% of Base Salary)	X	0.0 to 2.0 Score Based on Company & Business Unit Performance	X	0.0 to 2.0 Score Based on Individual Performance	=	Actual Award (Capped at 200% of target)

The CEO’s individual performance score is determined by the Compensation and GON Committees and reviewed with the other independent directors of the Board. The CEO presents the Compensation Committee with recommendations for individual performance scores for each of the other elected officers, including the NEOs. The Compensation Committee reviews the CEO’s recommendations, makes such adjustments as it deems appropriate, and approves the individual performance scores. Individual performance scores typically fall between 0.8 and 1.2 and generally average to 1.0 for each executive grade. Individual performance scores reflect the Compensation Committee’s assessment of each executive’s business achievements, contributions and overall organization performance, including performance with respect to several key leadership behaviors that Boeing believes are critical to business success.

Beginning in 2017, business unit results will not be included as a separate score in the annual incentive plan. Instead, our three new performance metrics—free cash flow, core earnings per share, and revenue—will be combined to

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COMPENSATION DISCUSSION AND ANALYSIS

produce a single Company performance score for all employees. The Compensation Committee believes that this shift to one enterprise-wide score will drive even greater integration between our business units and further align executives’ and employees’ interests with those of our shareholders.

2016 Annual Incentive Assessment

Economic profit for 2016 was $4.282 billion versus a target of $4.143 billion, resulting in a Company performance score of 108%. The Commercial Airplanes performance score was 56%, largely due to charges on the 747 program and the U.S. Air Force Tanker program, partially offset by strong execution and core performance, yielding a combined score of 95% for Commercial Airplanes executives. The Defense, Space & Security performance score was 72%, largely due to charges on the U.S. Air Force Tanker and Commercial Crew programs, partially offset by strong cost and delivery performance, yielding a combined score of 99% for Defense, Space & Security executives. All other executives received a combined score of 97%. For additional information on key drivers of Company and business unit performance, see “Determination of Economic Profit Goals and Awards” on page 30.

In order to better reflect the Company’s core operating performance, the Compensation Committee, consistent with its authority and past practices, increased economic profit for the 2016 annual incentive plan to exclude or partially exclude the financial impact of reclassification of two early-build flight test 787 aircraft to research and development expense, deterioration in the air cargo market, and changes in commodity price indices that impacted price escalation formulas at Commercial Airplanes. The Compensation Committee decreased economic profit to exclude the financial impact of lower-than-planned tax rates.

In 2016, NEO individual performance scores ranged from 0.95 to 1.20, averaging 1.05. Messrs. Luttig, Muilenburg and Smith received scores above 1.0. The performance scores were primarily the result of the Company’s and each individual’s significant financial, operational and business achievements, as well as the executives’ progress on key initiatives, leadership strength and overall contributions to the Company during 2016. The scores also reflect the Company’s significant operational and financial achievements during the year, offset by wide-body market challenges and financial impacts attributable to development programs. In addition to these factors, the individual performance scores also reflect the following:

•

Mr. Muilenburg’s success in maintaining strong profitability and improving operating cash flow while executing Boeing’s business strategies, including strengthening the Company’s market leadership at Commercial Airplanes through effective management of production rates, strong capture of new orders, and achievement of product-development milestones; while also continuing to advance productivity and cost-reduction goals at Boeing Defense, Space & Security’s production and services programs, advancing product development, and capturing new business. Mr. Muilenburg also ensured continued positive progress on enterprise-wide strategic initiatives to further improve productivity, safety, quality, and leadership development.

•

Mr. Smith’s leadership in strengthening Boeing’s financial position through improved productivity and affordability, disciplined management of working capital that contributed to record operating cash flow, efficient cash deployment, strong liquidity, and reduction of financial risk. Mr. Smith’s leadership of Corporate Development and Strategy also positioned Boeing for the launch of its Boeing Global Services business in 2017.

•

Mr. Conner’s achievements as leader of the Commercial Airplanes business, including delivery of 748 commercial airplanes, while successfully managing production-rate changes strengthening profitability and reducing risk. Mr. Conner also led the business through several major product development milestones including the first flight of the 737 MAX and the commencement of final assembly for the 787-10; while also ensuring continued overall improvements in safety, productivity, and quality.

•	Mr. Luttig’s leadership with respect to several substantial and strategic legal matters, including resolution of key litigation claims.

•	Mr. McAllister’s transition to leading the Commercial Airplanes business near year-end, successfully meeting commitments on customer deliveries, orders, safety, productivity and quality goals.

Based on 2016 Company, business unit and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2016 was appropriate and achieved the objectives of the executive compensation program.

Long-Term Incentive Program

Features of Long-Term Incentive Program

•	Performance awards (50%, payout in cash or stock based on 3-year economic profit)

•	Performance-based restricted stock units (25%, payout based on relative TSR)

•	Restricted stock units (25%, vest 3 years after issuance)

32    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The long-term incentive program is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Target long-term incentive awards are based on a percentage of base salary. The Board increased Mr. Smith’s long-term incentive target from 375% to 400% in 2016. The long-term incentive targets of Messrs. Muilenburg, Conner and Luttig did not change in 2016. Mr. McAllister’s target was set when he joined the Company in November 2016.

Performance Awards. Performance awards reward executives to the extent that the Company meets or exceeds target performance thresholds for the relevant three-year performance period. Three-year financial targets are set by the Compensation Committee at the beginning of each performance period based on the Company’s Board-reviewed long-range business plan. Final awards may range from 0% to 200% of an individual’s target. Performance awards are designed to pay 100% of target at the end of the three-year performance cycle if performance goals are achieved. Payment, if earned, is made in cash, stock or a combination of both, at the Compensation Committee’s discretion. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Beginning in 2017, our performance awards will pay out based 50% on free cash flow, 25% on core earnings per share and 25% on revenue, in each case over a three-year performance period. For additional information, see page 29.

Performance-Based Restricted Stock Units. PBRSUs drive business performance by tying award payout levels to TSR performance as compared to our industry competitors and other companies against which we compete for capital and executive talent. PBRSUs vest based on the achievement of TSR over rolling three-year periods (typically beginning and ending in late February) relative to the performance of our peer group for calculating PBRSUs. PBRSU payouts are capped at 400% (200% of target plus two times stock price) of the targeted value as of the grant date. As with RSUs, PBRSUs facilitate increased stock ownership by our executives, further aligning the interests of our leaders with our shareholders.

The following table details the payout schedule that results from each level of relative TSR performance:

Relative TSR Percentile Rank	Payout as a Percent of Target
91st percentile or higher	200%
81st—90th percentile	175%
71st—80th percentile	150%
61st—70th percentile	125%
51st—60th percentile	100%
41st—50th percentile	75%
31st—40th percentile	50%
21st—30th percentile	25%
0—20th percentile	0%

Restricted Stock Units. RSUs reward continued and sustained performance. RSUs provide an immediate sense of ownership because the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of RSUs is consistent with our objective of facilitating significant stock ownership and providing a mix of equity and cash-settled awards.

2014-2016 Performance Award Assessment

Boeing’s 2014-2016 cumulative economic profit was $12.852 billion versus a target of $11.561 billion. This resulted in a performance award payout factor of 45% above the target amount. The performance awards were paid to executives in cash. For information on key drivers of Company performance during this period, see “Determination of Economic Profit Goals and Awards” on page 30.

For the 2014-2016 performance period, the Compensation Committee increased economic profit to exclude or partially exclude the financial impact of historically low discount rates that caused higher pension expense, reclassification of two early-build flight test 787 aircraft to research and development expense, deterioration in the air cargo market, and changes in commodity price indices that impacted price escalation formulas at Commercial Airplanes. The Compensation Committee decreased economic profit to exclude or partially exclude the financial impact of lower-than-planned tax rates and favorable medical claims and subsidies under the Affordable Care Act that reduced post-retirement expense.

2014-2016 Performance-Based Restricted Stock Units Assessment

Boeing’s TSR for the 2014-2016 performance cycle was 44.44%, producing a relative TSR rank of 9th out of 24 companies, or the 65th percentile, and a payout factor of 125%. The performance-based restricted stock units were

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COMPENSATION DISCUSSION AND ANALYSIS

paid to executives in shares of Boeing stock. The TSR measurement period for the 2014-2016 PBRSUs was from February 25, 2014 to February 23, 2017.

Supplemental Equity Awards

From time to time the Compensation Committee may grant equity awards to executives to attract and retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. These equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, these awards generally do not vest until two to four years after the grant date and are forfeited in full if the executive resigns, retires or is terminated for cause prior to vesting. During 2016, the Compensation Committee approved a supplemental grant of RSUs for Mr. Luttig in recognition of his strong continued performance as General Counsel and as a means of retention, and to Mr. McAllister in an effort to offset the forgone value from certain equity and pension programs provided by his former employer.

No Accelerated Vesting or Tax Gross-up in Connection with a Change in Control

We do not accelerate the vesting of any equity awards in connection with a change in control. In addition, the unearned portion of all annual incentive plan and long-term incentive program awards are forfeited upon termination or retirement. We also do not provide tax gross-ups in connection with a change in control.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives may be eligible for additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits

Our executives participate in our Voluntary Investment Plan, or VIP, a broad-based, tax-qualified defined contribution pension plan, and are eligible to participate in our Supplemental Benefit Plan, or SBP, a nonqualified defined contribution plan. The SBP, among other things, provides certain executives with additional retirement benefits and allows eligible participants to receive Company contributions that would otherwise exceed Internal Revenue Code limits applicable to the VIP. For more information on the SBP, see “Supplemental Benefit Plan” on page 46. Executives hired prior to 2009 earned benefits under our Pension Value Plan, or PVP, a broad-based defined benefit pension plan, and our Supplemental Executive Retirement Plan, or SERP, in each case until the end of 2015.

The Deferred Compensation Plan for Employees also allows executives to voluntarily defer, on a nonqualified basis, receipt of a portion of salary, earned annual incentive awards and earned performance awards. In addition, Mr. Luttig has accrued a supplemental pension benefit in connection with an arrangement entered into when he joined Boeing in 2006, and Mr. Smith has accrued benefits pursuant to a Canadian subsidiary pension in connection with his prior service with the Company. Each of these arrangements, as well as each of our broad-based pension plans for which executives are eligible, is described beginning on page 45.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2016, these perquisites consisted of:

•

Security — Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to certain senior executives.

•	Productivity — Relocation assistance services (when applicable), and tax preparation and planning services.

•	Health — Annual physical exam.

•	Other — Supplemental life insurance, Company contributions to retirement plans, charitable gift matching program, event tickets, commemorative gifts, and travel planning assistance.

Mr. McAllister is also eligible for a supplemental disability benefit of $30,000 per month until age 60 in the event Mr. McAllister becomes disabled.

34    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

No tax gross-ups are provided except in connection with certain relocation expenses, of which none were paid to the NEOs in 2016. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Severance Benefits

We have maintained an Executive Layoff Benefit Plan since 1997 to provide a reasonable separation package for executives who are involuntarily laid off and do not become employed elsewhere within the Company or refuse any offer of employment with the Company as an executive. The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score and business unit score for the year in which the layoff occurs, less any amounts paid pursuant to an individual employment, separation, or severance agreement (if applicable). The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•

Individual executive pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience, contribution and performance, and business needs.

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews and approves all elements of the executive compensation program. The Compensation Committee works with an independent executive compensation consultant, Compensation Advisory Partners LLC, or CAP, for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. CAP also advises the GON Committee in connection with nonemployee director compensation matters. CAP provided no services to Boeing outside of its duties as the independent consultant to these two Board committees. The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Corporate Governance — Compensation Consultants” on page 20.

Boeing management has the responsibility for effectively implementing the executive compensation program. Meridian Compensation Partners, LLC served as management’s compensation consultant during 2016.

Additional responsibilities of the Board of Directors, Compensation Committee, management and the compensation consultants include:

Board of Directors and Compensation Committee

•

The Compensation Committee reviews and approves the CEO’s business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives in coordination with the GON Committee, and recommends the CEO’s compensation level to the other independent members of the Board based on this evaluation. The Compensation Committee reviews and approves the CEO’s annual and long-term incentive targets and payouts.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•

Based on a review of peer data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Compensation Committee sets, in the case of the CEO, and reviews and approves, in the case of other NEOs, all other elements of pay.

•

A supermajority (two-thirds) of the Board must approve any incentive awards that are granted to NEOs under an incentive or other compensation plan not previously approved by a supermajority of the Board.

The Boeing Company    2017 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

•

The Compensation Committee sets incentive compensation targets based on the Company’s long range business plan and the achievement of financial targets and related payouts for our annual and long-term incentive programs.

Management

•	The CEO and the Senior Vice President, Human Resources make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Compensation Committee.

•	The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources.

•

The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultant

•   Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.

•    Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

•    Advises the Compensation Committee Chair and the Compensation Committee with respect to management’s proposals.

•    Meets with the Compensation Committee in executive session following regular meetings of the Committee.

•    Available on as-needed basis throughout the year to consult with directors or management.

•   Presents peer group pay practices and other relevant compensation and performance benchmarks (except for the CEO and nonemployee directors) for the Compensation Committee and management.

•    Prepares comprehensive pay tally sheets for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension).

•   Provides periodic updates regarding tax, accounting and regulatory issues that may impact executive compensation design, administration and/or disclosure.

Benchmarking Against Our Peer Group

Peer group benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay elements (such as executive benefits and perquisites). We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business, and roughly comparable annual sales and market capitalizations. Each year the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. In 2016, Boeing’s peer group consisted of the 21 companies listed below. Beginning in 2017, DuPont will not be included in the peer group.

3M	Ford	Lockheed Martin
AT&T	General Dynamics	Northrop Grumman
Caterpillar	General Electric	Procter & Gamble
Chevron	Honeywell	Raytheon
Cisco Systems	IBM	United Parcel Service
DuPont	Intel	United Technologies
Exxon Mobil	Johnson & Johnson	Verizon Communications

The median revenue of our peer group for the year ended December 31, 2016 was approximately $59.4 billion as compared to our revenues of $94.6 billion. As of December 31, 2016, the median market capitalization of our peer group was $107.4 billion as compared to our market capitalization of $96.1 billion. The Compensation Committee reviews our peer group and executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience, contribution, and performance, and the organizational structure of the businesses (internal alignment and pay relationships).

36    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

PBRSUs issued under our long-term incentive program in 2016 will pay out based on Boeing’s TSR during the three-year performance period, as measured against the companies in the above-described peer group plus Airbus, subject to any required changes set forth in the notice of terms, such as a peer company’s removal from the group if its stock ceases to trade on a public exchange. Airbus is included as a comparator for TSR purposes due to the availability of Airbus’ equivalent financial information compared to U.S.-listed companies, but is not included in our benchmarking peer group due to the lack of publicly available and comparable compensation and benefit program information. For additional information on PBRSUs, see page 33.

Additional Considerations

Executive Stock Ownership

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Vice Chairmen and Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

Senior executives must fulfill this requirement within five years after joining the executive grade to which the requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. In addition, during 2016, the Compensation Committee instituted a requirement that executive officers must hold all newly-vested stock until their minimum stock ownership requirement has been satisfied. Shares owned directly by the executive as well as stock units, RSUs, deferred stock units and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options and PBRSUs do not count toward the ownership guidelines. As of December 31, 2016, each NEO exceeded the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each elected officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Granting Practices

The Compensation Committee typically grants long-term incentive awards each February at a regular meeting of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants.

New executives hired or internally promoted after the February grant date but on or before December 31 will receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align our program with peer practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant supplemental equity awards to retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. The effective date of these grants is generally based on the timing of the recognition and is set by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest. This includes our PBRSUs and RSUs for U.S.-based executives. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives and, accordingly, will not be determinable until the end of the three-year performance period.

The Boeing Company    2017 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

Securities Trading Policy

We have a policy that prohibits executive officers and directors from trading in Boeing securities while aware of material non-public information, pledging Boeing securities, or engaging in hedging transactions or short sales and trading in “puts” and “calls” involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/company/general-info/corporate-governance.page.

Clawback Policy

We will require reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles. In 2015, the Board expanded the scope of the Company’s clawback policy such that even absent a financial restatement, the Compensation Committee may now require reimbursement of incentive compensation from any executive officer who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. The revised policy also gives the Compensation Committee the flexibility to direct the Company to publicly disclose any recoupment made pursuant to the policy. These revisions were made following an extensive review of the Company’s policy, including discussions with several of our principal shareholders and peer benchmarking.

In addition, in 2016 we amended The Boeing Company 2003 Incentive Stock Plan and certain other executive compensation plans to provide that awards under the plans may be forfeited or recovered in the event an award recipient engages in various types of conduct deemed detrimental to the Company’s interest, including theft or fraud against the Company and engaging in competition with the Company.

Tax Gross-Ups

We do not provide tax gross-ups other than for certain relocation expenses, of which none were paid to the NEOs in 2016.

Limitations on Deductibility of Compensation

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance awards and PBRSUs are generally designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, PBRSUs and RSUs may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executives. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m). However, that plan is not the exclusive means by which annual or long-term incentive payments may be made to NEOs. The Board at its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan they may not be tax deductible. For 2016, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, payments made under this plan are considered performance-based compensation under Section 162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 25. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins, Jr., Chair David L. Calhoun Kenneth M. Duberstein Ronald A. Williams Mike S. Zafirovski

38    The Boeing Company    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2016 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive awards, performance awards, and PBRSUs;

•	Compensation Committee annual and ongoing review of our compensation plans and programs advised by the Committee’s independent compensation consultant;

•	Individual executive pay targeted at median level against comparable executive roles at an appropriate set of peer companies;

•

Revised clawback/recoupment policy adopted in 2015 that authorizes the Compensation Committee to recover past incentive pay from executive officers in the event of certain kinds of misconduct, even if there has been no restatement of financial results, and in 2016 further amendments to executive compensation plans providing that awards may be forfeited or recovered in the event an award recipient engages in various types of conduct deemed detrimental to the Company’s interests, including theft or fraud against the Company and engaging in competition with the Company;

•

With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, reflecting executives’ enhanced ability and responsibility to positively impact Company performance over time;

•	No employment agreements with executive officers;

•

The use of economic profit or, beginning in 2017, a balanced portfolio of three financial measures — free cash flow, core earnings per share, and revenue — as our principal performance metrics, which incents employees to increase earnings and manage net assets efficiently;

•

Use of three distinct long-term incentive vehicles — performance awards, PBRSUs, and RSUs — that vest in three year periods — and in the case of PBRSUs based on TSR relative to a group of peer companies — thereby providing strong incentives for sustained operational and financial performance;

•

A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained and enduring high levels of performance year over year to achieve a payout;

•

Significant share ownership requirements for senior executives, and a holding requirement for certain senior executives, each monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•

Limited Compensation Committee discretion to adjust financial results to reflect certain extraordinary circumstances affecting the core operating performance of the Company and its businesses, but not to authorize payouts above stated maximum awards;

•

Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the executive is deemed to have sufficiently poor performance or is found to have engaged in activities or misconduct that pose a financial, operational or other undue risk to the Company; and

•	Restrictions on trading by senior executives to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Boeing stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Boeing Company    2017 Proxy Statement    39

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2016 named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis A. Muilenburg	2016	1,640,962	—	5,200,019	6,431,450	956,711	837,148	15,066,290
Chairman, President and Chief Executive Officer	2015 2014	1,354,269 1,135,389	— —	5,105,064 2,474,990	4,568,549 4,117,900	1,849,002 3,917,410	349,449 152,712	13,226,333 11,798,401
Gregory D. Smith	2016	911,442	—	1,700,010	3,071,725	140,668	396,216	6,203,915
Chief Financial Officer, Executive Vice President, Corporate Development and Strategy	2015 2014	841,154 809,231	— —	1,500,009 6,495,646	2,248,649 2,663,600	122,333 498,085	107,670 112,989	4,819,815 10,579,551
Raymond L. Conner	2016	1,065,962	—	2,178,146	3,986,360	925,659	795,598	8,951,725
Vice Chairman, Former President and Chief Executive Officer, Commercial Airplanes	2015 2014	1,016,154 1,002,500	— —	2,071,912 8,497,786	2,843,850 2,072,500	2,993,344 4,576,995	160,326 271,533	9,085,586 16,421,314
J. Michael Luttig	2016	903,673	—	4,100,005	3,258,280	628,114	475,852	9,365,924
Executive Vice President and General Counsel	2015 2014	870,577 877,480	— —	1,700,094 1,548,377	2,787,846 3,359,100	918,922 1,463,810	212,991 199,677	6,490,430 7,448,444
Kevin G. McAllister Executive Vice President, President and Chief Executive Officer, Commercial Airplanes	2016	92,308	2,000,000	17,700,600	1,045,000	—	27,912	20,865,820

(1)	Amounts reflect base salary paid in the year, before any deferrals at the executive’s election and including salary increases effective during the year, if any.

(2)	Amount reflects cash signing bonus provided to Mr. McAllister at time of hire.

(3)	Amounts reflect the aggregate grant date fair value of PBRSUs and RSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. The grant date fair value of each PBRSU and RSU award in 2016 is set forth in the 2016 Grants of Plan-Based Awards table on page 42.

(4)	Amounts reflect (a) annual incentive compensation, which is based on Company, business unit, and individual performance, and (b) any payout of long-term incentive performance awards for the three-year performance period that ended in the relevant year, in each case including amounts deferred under our deferred compensation plan. The following table sets forth the elements of “Non-Equity Incentive Plan Compensation.”

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
Dennis A. Muilenburg	2016	2,842,700	3,588,750	6,431,450
	2015	1,962,400	2,606,149	4,568,549
	2014	1,557,900	2,560,000	4,117,900
Gregory D. Smith	2016	1,168,600	1,903,125	3,071,725
	2015	859,300	1,389,349	2,248,649
	2014	1,038,600	1,625,000	2,663,600
Raymond L. Conner	2016	1,059,100	2,927,260	3,986,360
	2015	942,600	1,901,250	2,843,850
	2014	1,296,500	776,000	2,072,500
J. Michael Luttig	2016	1,013,100	2,245,180	3,258,280
	2015	872,400	1,915,446	2,787,846
	2014	1,177,100	2,182,000	3,359,100
Kevin G. McAllister	2016	1,045,000	—	1,045,000

The estimated target and maximum amounts for annual incentive awards for 2016 and for performance awards granted in 2016 are reflected in the 2016 Grants of Plan-Based Awards table on page 42.

(5)	No defined benefits have accrued since the end of 2015. Amounts reflect the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all pension plans (including Mr. Luttig’s supplemental pension benefit) during the year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. For 2016, present values increased due to the passage of time and decreases in applicable discount rates. Additional information regarding our pension plans is set forth in the 2016 Pension Benefits table on page 45.

40    The Boeing Company    2017 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(6)	The following table sets forth the elements of “All Other Compensation” provided in 2016 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($)(b)	Total All Other Compensation ($)
Dennis A. Muilenburg	224,409	9,811	602,928	837,148
Gregory D. Smith	88,173	5,453	302,590	396,216
Raymond L. Conner	72,484	6,374	716,740	795,598
J. Michael Luttig	87,655	5,403	382,794	475,852
Kevin G. McAllister	13,568	498	13,846	27,912

(a)	Perquisites and other personal benefits provided to one or more of our NEOs in 2016 consisted of use of Company aircraft for personal travel or to attend outside board meetings, personal use of ground transportation services, tax preparation and planning services, charitable donations, home security expenses, annual physicals, event tickets, commemorative gifts, and travel planning assistance. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred. The incremental cost to us for use of Company aircraft equals the variable operating cost, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees, and parking costs. Year over year costs per statute mile increased by 4.7% in 2016. Since our aircraft are used predominately for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs, and the cost of maintenance not related to trips. The cost of any category of the listed perquisites and other personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and other personal benefits for any NEO, except as follows: (i) $147,721 for use of Company aircraft (including $5,318 to attend outside board meetings), $33,002 for use of Company transportation services for personal travel, and $28,500 in charitable gift matching donations for Mr. Muilenburg; (ii) $50,287 for use of Company aircraft and $25,190 in charitable gift matching donations for Mr. Smith; (iii) $48,472 for use of Company aircraft (including $27,133 to attend outside board meetings) for Mr. Conner; and (iv) $76,738 for use of Company aircraft (including $51,666 to attend outside board meetings) for Mr. Luttig.

(b)	In the case of all NEOs other than Mr. McAllister, includes additional contributions to defined contribution plans as part of a transition benefit established in connection with the cessation of accruals under our defined benefit plans. This transition benefit will phase out at the end of 2018. See further details on pages 45 - 46.

CEO Actual Compensation Realized

The supplemental table below, which sets forth our Mr. Muilenburg’s actual compensation realized for 2016 and 2015, is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table. For example, the table below does not include “Change in Pension Value” or “All Other Compensation” and reports the actual value realized during the year on equity compensation, including exercises of stock options granted in prior years, in lieu of the grant date fair market value of awards that were granted in that year.

Year	Salary(1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises	Stock Award Vesting(4)

2016	$1,640,962	$2,842,700	$3,588,750	$3,844,764	$12,251,139	$24,168,315
2015	$1,354,269	$1,962,400	$2,606,149	$2,140,656	$2,055,223	$10,118,697

(1)	Effective March 1, 2016, the Board increased Mr. Muilenburg’s base salary to $1,650,000 from $1,600,000.

(2)	In 2016, Company one-year economic profit in 2016, as adjusted by the Compensation Committee to reflect core operating performance, was $4.282B versus a target of $4.143B, resulting in a Company performance score of 108%. The payout factor, which reflects both Company and business unit performance scores, was 97%. In 2015, the payout factor was 90%.

(3)	Company three-year economic profit for the 2014-2016 performance period, as adjusted by the Compensation Committee to reflect core operating performance, was $12,852B versus a target of $11.561B, resulting in a payout factor of $145 per unit. The 2013-2015 payout factor was $169 per unit.

(4)	Represents the value of RSUs that vested in the year. Values are based on the average of the high and low prices on the vesting date.

The Boeing Company    2017 Proxy Statement    41

COMPENSATION OF EXECUTIVE OFFICERS

2016 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2016 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2016 grants of annual incentive awards, performance awards, PBRSUs and RSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
					Target ($)	Maximum ($)	Target (#)	Maximum (#)
Dennis A. Muilenburg	Annual Incentive			—	2,791,066	5,582,131	—	—	—	—
	Performance Award			52,000	5,200,000	10,400,000	—	—	—	—
	RSUs	2/22/2016	2/21/2016	—	—	—	—	—	22,128	2,600,040
	PBRSUs	2/22/2016	2/21/2016	—	—	—	20,515	41,030	—	2,599,979
Gregory D. Smith	Annual Incentive			—	1,003,975	2,007,951	—	—	—	—
	Performance Award			17,000	1,700,000	3,400,000	—	—	—	—
	RSUs	2/22/2016	2/21/2016	—	—	—	—	—	7,234	849,995
	PBRSUs	2/22/2016	2/21/2016	—	—	—	6,707	13,414	—	850,015
Raymond L. Conner	Annual Incentive			—	1,173,484	2,346,967	—	—	—	—
	Performance Award			21,781	2,178,100	4,356,200	—	—	—	—
	RSUs	2/22/2016	2/21/2016	—	—	—	—	—	9,269	1,089,108
	PBRSUs	2/22/2016	2/21/2016	—	—	—	8,593	17,186	—	1,089,038
J. Michael Luttig	Annual Incentive			—	994,689	1,989,377	—	—	—	—
	Performance Award			17,500	1,750,000	3,500,000	—	—	—	—
	RSUs	2/22/2016	2/21/2016	—	—	—	—	—	7,447	875,023
	RSUs	2/22/2016	2/21/2016	—	—	—	—	—	20,000	2,350,000
	PBRSUs	2/22/2016	2/21/2016	—	—	—	6,904	13,808	—	874,982
Kevin G. McAllister	Annual Incentive			—	1,100,000	2,200,000	—	—	—	—
	Performance Award			—	—	—	—	—	—	—
	RSUs	11/21/2016	11/15/2016	—	—	—	—	—	120,000	17,700,600
	PBRSUs			—	—	—	—	—	—	—

(1)	PBRSU and RSU awards that were approved by the Compensation Committee on Sunday, February 21, 2016 had a grant date of Monday, February 22, 2016, the first trading day following the date of the approval. The Compensation Committee approved a RSU award on November 15, 2016 for Mr. McAllister with a grant date of November 21, 2016, Mr. McAllister’s hire date.

(2)	Payouts of annual incentive awards and performance awards may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

(3)	Payouts of PBRSU awards may range from zero shares to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company, business unit, and individual performance, might have been paid to each NEO for 2016 performance. The actual amount paid for 2016 is included in the “Non-Equity Incentive Plan Compensation” column and corresponding footnote of the Summary Compensation Table on page 40. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the year. Upon any other type of termination, all rights to the annual incentive awards would terminate completely. Annual incentive awards are described in further detail beginning on page 31.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, might be paid to each NEO pursuant to performance awards granted in 2016. The performance awards shown are units that pay out based on the achievement of economic profit goals for the three-year period ending December 31, 2018. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be from $0 to $100 at target and up to $200 at maximum per unit, depending on Company performance. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of months employed during the period. Upon any other type of termination, all rights to the performance awards would terminate completely. Performance awards are described in further detail on page 33.

42    The Boeing Company    2017 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Performance-Based Restricted Stock Units

The amounts shown for PBRSUs represent the number of PBRSUs awarded to each NEO in 2016 and the grant date fair value of the PBRSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date along with the PBRSU valuation factor (an economic discount factor that takes into account the present value of future payments as well as the risks associated with achieving the performance goals established in the program). PBRSUs vest based on Boeing’s TSR over rolling three-year periods as measured against a group of peer companies set by the Compensation Committee. The final number of PBRSUs issuable at vesting may range from 0% to 200% of the targeted amount depending on relative TSR performance, subject to an additional cap of 400% of the targeted monetary value. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated amount of stock units based on the number of months employed during the period. Upon any other type of termination, the PBRSUs would not vest and would be forfeited. PBRSUs are described in further detail on page 33.

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2016 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff or retirement, the executive (or beneficiary) would receive a pro-rated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs would not vest and would be forfeited. RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards) vest in full upon death, disability or layoff, but are forfeited in their entirety if the executive retires or otherwise terminates prior to the end of the vesting period. Messrs. Luttig and McAllister received supplemental RSU grants of 20,000 RSUs and 120,000 RSUs, respectively, during 2016 for the reasons described on page 34. RSUs are described in further detail on page 33.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2016. Market values for outstanding stock awards, which include 2016 grants and prior-year grants, are based on the closing price of Boeing stock on December 30, 2016 of $155.68. Performance awards, which are not stock-based, are not presented in this table. Our last stock option grant was in 2013, and all outstanding options became exercisable by 2016.

	Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dennis A. Muilenburg					72,841	(3)	11,339,887	38,753	(4)	6,033,067
	2013	72,969	75.97	2/25/2023	—		—	—		—
	2012	56,838	75.40	2/27/2022	—		—	—		—
Gregory D. Smith					61,099	(5)	9,511,892	16,879	(6)	2,627,723
	2013	38,902	75.97	2/25/2023	—		—	—		—
	2012	36,079	75.40	2/27/2022	—		—	—		—
	2011	9,385	71.44	2/22/2021	—		—	—		—
	2010	10,372	63.83	2/22/2020	—		—	—		—
Raymond L. Conner					95,095	(7)	14,804,390	23,442	(8)	3,649,451
	2013	53,233	75.97	2/25/2023	—		—	—		—
	2012	17,229	75.40	2/27/2022	—		—	—		—
J. Michael Luttig					40,348	(9)	6,281,377	18,656	(10)	2,904,366
	2013	53,633	75.97	2/25/2023	—		—	—		—
	2012	48,447	75.40	2/27/2022	—		—	—		—
Kevin G. McAllister					120,000	(11)	18,681,600	—		—

The Boeing Company    2017 Proxy Statement    43

COMPENSATION OF EXECUTIVE OFFICERS

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs, and Matching Deferred Stock Units, or MDSUs, held by each of the NEOs as of December 31, 2016.

	Number of Shares or Units of Stock That Have Not Vested (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Career Shares(a)	RSUs	MDSUs(b)	Total	Career Shares(a)	RSUs	MDSUs(b)	Total
Dennis A. Muilenburg	4,775	60,985	7,081	72,841	743,372	9,494,145	1,102,370	11,339,887
Gregory D. Smith	—	61,099	—	61,099	—	9,511,892	—	9,511,892
Raymond L. Conner	9,403	78,850	6,842	95,095	1,463,859	12,275,368	1,065,163	14,804,390
J. Michael Luttig	—	40,348	—	40,348	—	6,281,377	—	6,281,377
Kevin G. McAllister	—	120,000	—	120,000	—	18,681,600	—	18,681,600

(a)	Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents that accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability or layoff and are paid out in stock upon vesting.

(b)	Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability or layoff. MDSUs earn dividend equivalents that accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under “2016 Nonqualified Deferred Compensation” on page 46.

(2)	Assumes target-level payout of PBRSUs. PBRSUs are described on page 43.

(3)	Reflects (a) 4,775 Career Shares and 7,081 MDSUs that vest as described in footnote (1) above, (b) 10,294 RSUs that vested on February 24, 2017; (c) 8,434 RSUs that vest on February 23, 2018; (d) 19,592 RSUs that vest on July 1, 2018; and (e) 22,665 RSUs that vest on February 22, 2019.

(4)	Reflects (a) 9,800 PBRSUs that vested on February 27, 2017; (b) 7,940 PBRSUs that vest on February 26, 2018; and (c) 21,013 PBRSUs that vest on February 25, 2019.

(5)	Reflects (a) 27,018 RSUs that vested on February 24, 2017; (b) 5,112 RSUs that vest on February 23, 2018; (c) 21,559 RSUs that vest on February 24, 2018; and (d) 7,410 RSUs that vest on February 22, 2019.

(6)	Reflects (a) 5,197 PBRSUs that vested on February 27, 2017; (b) 4,812 PBRSUs that vest on February 26, 2018; and (c) 6,870 PBRSUs that vest on February 25, 2019.

(7)	Reflects (a) 9,403 Career Shares and 6,842 MDSUs that vest as described in footnote (1) above, (b) 8,397 RSUs that vested on February 24, 2017; (c) 53,898 RSUs that vest on December 1, 2017; (d) 7,061 RSUs that vest on February 23, 2018; and (e) 9,494 RSUs that vest on February 22, 2019.

(8)	Reflects (a) 7,993 PBRSUs that vested on February 27, 2017; (b) 6,647 PBRSUs that vest on February 26, 2018; and (c) 8,802 PBRSUs that vest on February 25, 2019.

(9)	Reflects (a) 6,441 RSUs that vested on February 24, 2017; (b) 20,486 RSUs that vest on February 22, 2018; (c) 5,793 RSUs that vest on February 23, 2018; and (d) 7,628 RSUs that vest on February 22, 2019.

(10)	Reflects (a) 6,130 PBRSUs that vested on February 27, 2017; (b) 5,454 PBRSUs that vest on February 26, 2018; and (c) 7,072 PBRSUs that vest on February 25, 2019.

(11)	Reflects (a) 20,000 RSUs that vest on November 21, 2018; (b) 25,000 RSUs that vest on June 11, 2021; (c) 50,000 RSUs that vest on June 11, 2023; and (d) 25,000 RSUs that vest on June 11, 2025.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2016.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dennis A. Muilenburg	59,724	3,844,764	82,606	2,251,139
Gregory D. Smith	20,000	1,229,222	8,702	1,015,930
Raymond L. Conner	14,031	956,622	56,097	8,287,187
J. Michael Luttig	163,106	12,358,997	55,939	6,607,783
Kevin G. McAllister	—	—	—	—

(1)	Consists of time-based vesting of RSUs. Includes shares withheld for payment of applicable taxes associated with the vesting.

(2)	Calculated based on the average of the high and low prices on the date of vesting.

44    The Boeing Company    2017 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

2016 Pension Benefits

Each of our NEOs, other than Mr. McAllister, have earned benefits under the following pension plans:

•

the Pension Value Plan, or PVP, a pre-funded, qualified defined benefit plan generally available to salaried U.S. employees hired before 2009 who were not covered by certain collective bargaining agreements; and

•	the Supplemental Executive Retirement Plan, or SERP, an unfunded, nonqualified defined benefit plan.

Benefits ceased to accrue under each of these plans at the end of 2015. In addition, Mr. Smith has accrued benefits under the Boeing Toronto Supplemental Executive Retirement Income Plan, or Toronto SERIP, and Mr. Luttig has accrued benefits pursuant to a supplemental pension arrangement. The following table provides information as of December 31, 2016 with respect to accumulated benefits under each of these plans and arrangements. No pension payments were made to any NEO during 2016.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Dennis A. Muilenburg	Pension Value Plan	30.00	917,065
	SERP	30.00	10,766,116
Gregory D. Smith	Pension Value Plan	13.01	409,894
	SERP	13.01	893,487
	Toronto SERIP	9.52	214,707
Raymond L. Conner	Pension Value Plan	37.57	1,381,951
	SERP	37.57	13,057,853
J. Michael Luttig	Pension Value Plan	9.64	452,930
	SERP	9.64	4,154,096
	Supplemental Pension Agreement	9.64	3,146,112
Kevin G. McAllister	—	—	—

(1)	As of December 31, 2015, plan participants no longer accrue additional years of credited service, except in order to determine early retirement eligibility. The years of actual Company service are as follows: Mr. Muilenburg, 30 years; Mr. Smith, 26 years; Mr. Conner, 38 years; and Mr. Luttig, 10 years.

(2)	Present values were calculated assuming no pre-retirement mortality or termination. The values for the PVP, the SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2016 of the benefits earned as of that date and payable as a single life annuity beginning at age 65 for the PVP, age 62 for the SERP, and age 55 for the Toronto SERIP. The discount assumption is 4.01% for the PVP, the SERP and Mr. Luttig’s supplemental pension agreement benefit, and 3.60% for the Toronto SERIP. The post-retirement mortality assumption is RP2000 sex-specific generational mortality setback 18 months and projected using scale AA for the PVP and SERP, and UP 1994 fully generational for the Toronto SERIP. The value for Mr. Luttig’s supplemental pension agreement benefit is a lump sum payable at age 65.

In order to determine changes in pension values for the Summary Compensation Table on page 40, the values of these benefits were also calculated as of December 31, 2015. For the values as of December 31, 2015, the discount assumption was 4.22% for the PVP, 3.90% for the Toronto SERIP, and 4.24% for both the SERP and Mr. Luttig’s supplemental pension agreement benefit, which was the assumption used for financial reporting purposes for 2015. Other assumptions used to determine the value as of December 31, 2015 were the same as those used for December 31, 2016. The assumptions reflected in this footnote are the same as those used for the PVP, the SERP, and the Toronto SERIP for financial reporting purposes.

The amount of the PVP benefit is based on the participant’s pay and service prior to 2016. PVP participants earned annual benefit credits prior to the ceasing of accruals. Interest credits on the account balance continue to be earned based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may not be lower than 5% or higher than 10%. Normal retirement age under the PVP is 65, and pension benefits vested after three years of service. Several forms of payment are available to participants including a single lump sum. To determine a participant’s annual pension benefit, the participant’s accumulated benefit credits are divided by 11. Participants who have at least ten years of service and are at least age 55, or at least one year of service and are at least age 62, are eligible for early retirement. Enhanced early retirement benefits are available to participants on amounts that accrued during 2014 and 2015, and early retirement benefits are retained for amounts transferred to the PVP from certain heritage plans. Messrs. Conner and Luttig are eligible for early retirement. Participants who terminate employment before they are eligible for early retirement will receive a reduced benefit depending on the age they begin to receive the benefit. The reduced benefit is determined by dividing the accumulated benefit credits by 11 plus 0.4 for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

The Boeing Company    2017 Proxy Statement    45

COMPENSATION OF EXECUTIVE OFFICERS

The SERP provides an excess benefit equal to additional amounts the PVP would have paid absent limitations mandated by federal tax laws and regulations. For employees hired before 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits that would otherwise have been received under the PVP absent these limitations. For employees hired during 2008, including Mr. Smith, the SERP pays only the excess benefit. Unmarried participants receive the SERP benefit as a single life annuity. Married participants can elect to receive the SERP benefit as a single life annuity or a 50%, 75% or 100% joint and survivor annuity that is actuarially equivalent to the single life annuity. Under the SERP, the supplemental target benefit would be reduced 3% for each year the employee retires prior to age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement. The SERP benefits are subject to forfeiture and clawback for five years following termination if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business or commits certain criminal acts. SERP benefits accrued after 2007 are also subject to forfeiture and clawback if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or disparages us, our products or our employees.

The Toronto SERIP provides an excess benefit equal to the additional amounts participants would have received under a Canadian subsidiary pension plan absent limitations by applicable Canadian laws and regulations. Mr. Smith’s Toronto SERIP benefit would be reduced for each year that he retires before age 65 by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 and 6.0% per year before attaining age 62.

Pursuant to a supplemental pension agreement between us and Mr. Luttig, Mr. Luttig will be paid a lump sum at the earlier of termination or age 65 or such later date as required by Section 409A of the Internal Revenue Code. The lump sum is the equivalent of a 20-year certain and continuous annuity of $225,000 per year that commences at age 65. The value of the lump sum is based on the same interest and mortality assumptions that are used for lump-sum payments in the PVP. The benefit became fully vested in May 2009.

2016 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards. Investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing stock fund account and 21 other notional investment funds that track those available to employees under our 401(k) plan. The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 4.0% for 2016 and is 3.75% for 2017. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either a lump-sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of (1) the January following the age the executive elected or (2) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan, or SBP, is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives under the 401(k) plan. The SBP has three components: a restoration benefit component, an executive SBP+ component, and a defined contribution SERP component. The restoration benefit component allows eligible executives to receive Company contributions that would otherwise exceed Internal Revenue Code limits under the 401(k) plan.

The executive SBP+ component provides eligible executives hired on or after January 1, 2009 with Company contributions to the SBP totaling 3%, 4%, or 5% (depending on age) of annual incentive compensation. Eligible executives hired prior to 2009 receive Company contributions to the SBP totaling 9%, 8% and 7% of annual incentive compensation for 2016, 2017, and 2018, respectively. Thereafter, these executives will generally receive the same Company contributions to the SBP under the executive SBP+ component as those hired on or after January 1, 2009.

46    The Boeing Company    2017 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

The defined contribution SERP component provides a supplemental retirement benefit to eligible senior executives hired on or after January 1, 2009 equal to 2% or 4% of base salary and annual incentive compensation (depending on executive grade). The defined contribution SERP component was extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of service as of January 1, 2016.

Investment elections available under the SBP are the same as those available under the Deferred Compensation Plan described above. Payments to an executive under the SBP (which will be either one lump-sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (1) the January following the age the executive elected and (2) the January after the executive separates from service with us, as defined in the SBP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

The benefits under the defined contribution SERP component are subject to forfeiture and clawback if the executive (1) leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees, or (5) for benefits attributable to contributions made on or after January 1, 2017, uses or discloses the Company’s proprietary or confidential information. In addition, benefits under the executive SBP+ component attributable to contributions made on or after January 1, 2017 are subject to forfeiture and clawback in the event of any of the above circumstances. These forfeiture and clawback provisions continue to apply for five years after the executive’s termination of employment.

2016 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2016, and year-end account balances under the Deferred Compensation Plan and the SBP. As of December 31, 2016, Messrs. Smith and McAllister had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Dennis A. Muilenburg	Deferred Compensation Plan	—	—	471,064	4,912,236
	Supplemental Benefit Plan	148,953	580,214	156,741	1,777,899
Gregory D. Smith	Supplemental Benefit Plan	146,955	276,090	31,353	1,007,730
Raymond L. Conner	Deferred Compensation Plan	—	—	223,922	4,106,841
	Supplemental Benefit Plan	182,907	694,026	36,815	1,318,222
J. Michael Luttig	Deferred Compensation Plan	90,367	—	236,802	4,788,175
	Supplemental Benefit Plan	57,673	355,380	46,251	1,360,191
Kevin G. McAllister	Supplemental Benefit Plan	—	3,692	5	3,697

(1)	Amounts reflect elective deferrals of salary.

(2)	Amounts reflect Company contributions under the Supplemental Benefit Plan.

(3)	Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the “Total Compensation” column of the Summary Compensation Table for 2016, 2015, and 2014:

Name	Plan Name	Reported for 2016 ($)	Reported for 2015 ($)	Reported for 2014 ($)	Total ($)
Dennis A. Muilenburg	Supplemental Benefit Plan	729,167	183,849	149,663	1,062,679
Gregory D. Smith	Supplemental Benefit Plan	423,045	153,081	146,019	722,146
Raymond L. Conner	Supplemental Benefit Plan	876,933	106,928	105,683	1,089,544
J. Michael Luttig	Deferred Compensation Plan	90,367	87,058	807,920	985,345
	Supplemental Benefit Plan	413,053	84,781	86,447	584,281
Kevin G. McAllister	Supplemental Benefit Plan	3,692	—	—	3,692

The Boeing Company    2017 Proxy Statement    47

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which provides the following benefits to eligible executives who are terminated involuntarily and meet the other plan requirements for a qualifying layoff:

•	one year of base salary; plus

•	an annual incentive award, subject to Company performance; minus

•	if applicable, any amounts payable pursuant to an individual employment, separation or severance agreement.

Layoff Plan benefits are subject to forfeiture and clawback for five years following termination if the executive (1) engages in an activity that is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees, or (e) uses or discloses the Company’s proprietary or confidential information.

Table I: Estimated Potential Incremental Payments Upon Termination

Table I sets forth the estimated incremental compensation payable to each of the NEOs upon termination of the officer’s employment in the event of layoff, retirement, disability or death. Messrs. Conner and Luttig are the only NEOs who are retirement-eligible, and therefore they are the only NEOs with amounts disclosed in the “Retirement” column of Table I. The amounts shown assume that the termination was effective as of December 31, 2016, the price of Boeing stock as of termination was the closing price of $155.68 on December 30, 2016, and, in the case of PBRSUs and performance awards, that performance was at target. The total actual amounts to be paid can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. We do not provide any benefits to NEOs in connection with a change in control.

In the event of termination due to layoff, retirement, death or disability, the NEO will receive any or all of the following benefits as reflected in Table I:

•	Cash severance pursuant to a qualifying layoff under the Layoff Plan;

•	Pro rata vesting of PBRSUs, to the extent earned, and RSUs granted under the long-term incentive program based on the number of months employed during the three-year performance period;

•	Vesting of any supplemental RSUs, other than in the case of retirement;

•	Distribution of shares of Boeing stock represented by Career Shares;

•	Continued eligibility for performance awards, which will be paid pro rata to the extent earned based on the number of months employed during the relevant performance period;

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination;

•	Life insurance benefit equal to three times base salary up to $6 million;

•	In the case of Mr. McAllister, a supplemental disability benefit; and

•	Outplacement services.

Table I excludes the following amounts:

•	Pension and nonqualified deferred compensation benefits, which are set forth in the 2016 Pension Benefits and 2016 Nonqualified Deferred Compensation tables beginning on page 45;

•	Annual incentive and long-term performance awards earned in 2016, which are set forth in the Summary Compensation Table beginning on page 40; and

•	Benefits generally available to salaried employees, such as distributions under our 401(k) plan, certain disability benefits, and accrued vacation.

48    The Boeing Company    2017 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Name and Benefits	Layoff	Retirement	Disability	Death
Dennis A. Muilenburg
Cash Severance	$4,370,850	—	—	—
PBRSUs	$3,105,008	—	$3,105,008	$3,105,008
RSUs/Career Shares	$7,089,518	—	$7,089,518	$7,089,518
Performance Awards	$3,383,333	—	$3,383,333	$3,383,333
Life Insurance Death Benefit	—	—	—	$4,950,000
Tax Preparation/Planning Services	$8,848	—	$8,848	$8,848
Outplacement Services	$7,500	—	—	—
Gregory D. Smith
Cash Severance	$1,911,975	—	—	—
PBRSUs	$1,519,018	—	$1,519,018	$1,519,018
RSUs	$8,322,055	—	$8,322,055	$8,322,055
Performance Awards	$1,477,778	—	$1,477,778	$1,477,778
Life Insurance Death Benefit	—	—	—	$2,775,000
Tax Preparation/Planning Services	$8,358	—	$8,358	$8,358
Outplacement Services	$7,500	—	—	—
Raymond L. Conner
Cash Severance	$2,222,025	—	—	—
PBRSUs	$2,188,262	$2,188,262	$2,188,262	$2,188,262
RSUs/Career Shares	$12,171,743	$3,780,868	$12,171,743	$12,171,743
Performance Awards	$1,989,244	$1,989,244	$1,989,244	$1,989,244
Life Insurance Death Benefit	—	—	—	$3,225,000
Tax Preparation/Planning Services	$14,540	$14,540	$14,540	$14,540
Outplacement Services	$7,500	—	—	—
J. Michael Luttig
Cash Severance	$1,880,970	—	—	—
PBRSUs	$1,726,064	$1,726,064	$1,726,064	$1,726,064
RSUs	$5,017,235	$1,828,051	$5,017,235	$5,017,235
Performance Awards	$1,620,833	$1,620,833	$1,620,833	$1,620,833
Life Insurance Death Benefit	—	—	—	$2,730,000
Tax Preparation/Planning Services	$8,455	$8,455	$8,455	$8,455
Outplacement Services	$7,500	—	—	—
Kevin G. McAllister
Cash Severance	$2,045,000	—	—	—
PBRSUs	—	—	—	—
RSUs	$18,681,600	—	$18,681,600	$18,681,600
Performance Awards	—	—	—	—
Life Insurance Death Benefit	—	—	—	$3,000,000
Tax Preparation/Planning Services	$10,000	—	$10,000	$10,000
Outplacement Services	$7,500	—	—	—
Supplemental Disability Payment	—	—	$2,340,000	—

The Boeing Company    2017 Proxy Statement    49

COMPENSATION OF EXECUTIVE OFFICERS

Table II: Estimated Potential Annual SERP Payments Upon Termination

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. PVP payments, which are generally available to salaried employees hired before 2009 are not set forth in the table below. There are no additional disability benefits provided under the SERP.

Table II shows the annual SERP annuity that would have been received after a termination of employment on December 31, 2016, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2016 Pension Benefits table on page 45). The present value was calculated assuming a benefit commencement date of December 31, 2016 for each NEO except Messrs. Muilenburg and Smith, the present value of whose benefits were calculated assuming a benefit commencement date upon their attainment of age 55.

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
Dennis A. Muilenburg	$396,821 / $6,251,081(3)	$168,382 / $3,094,806
Gregory D. Smith	$64,883 / $941,155(4)	$18,319 / $608,175(5)
Raymond L. Conner	$890,194 / $13,259,022	$772,332 / $11,922,570
J. Michael Luttig	$285,854 / $4,154,095	$241,289 /$3,886,576
Kevin G. McAllister	—	—

(1)	Messrs. Conner and Luttig are eligible for retirement benefits under the SERP. Messrs. Muilenburg and Smith are not eligible to commence benefits under the SERP; however, if they were laid off, they would commence their benefits at age 55 using the early retirement reduction factors as if retiring from active status. Mr. McAllister is not eligible to participate in the SERP because he was hired after 2009.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity. Surviving spouse annuities commence as of the month after death.

(3)	For Mr. Muilenburg, the amount shown is the amount that would be paid starting at age 55 for all terminations except layoff and death. The SERP provides that if a participant is laid off on or after age 49 with at least 10 years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Muilenburg were laid off as of December 31, 2016, this layoff provision would have applied to his SERP benefit and at age 55, he would be paid $807,018 annually and the present value of that annuity would be $12,712,864.

(4)	For Mr. Smith, $50,533 of the annuity amount is related to the SERP and $14,350 is related to the Toronto SERIP. $726,448 of the present value amount is related to the SERP and $214,707 of the present value amount is related to the Toronto SERIP. The amount shown is the amount that would be paid starting at age 55 for all termination reasons except layoff and death. SERP provides a provision applicable to all participants that if they are laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Smith were laid off as of December 31, 2016, this layoff provision would have applied to his SERP benefit and at age 55 he would be paid $88,618 annually and the present value of that annuity would be $1,273,954.

(5)	The annuity amount is related to the SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $331,447 of the present value amount is related to the SERP and $276,729 of the present value amount is related to the Toronto SERIP.

50    The Boeing Company    2017 Proxy Statement

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2016 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communication with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Good and Messrs. Bradway, Kellner, Liddy and Stephenson are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee Edward M. Liddy, Chair Robert A. Bradway Edmund P. Giambastiani, Jr. Lynn J. Good Lawrence W. Kellner Susan C. Schwab Randall L. Stephenson

The Boeing Company    2017 Proxy Statement    51

AUDIT COMMITTEE

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2016 and 2015:

	Fees (in millions)
Services Rendered	2016	2015
Audit Fees(1)	$28.0	$26.6
Audit-Related Fees(2)	$0.4	$—
Tax Fees(3)	$0.1	$0.1
All Other Fees(4)	$0.1	$0.1
(1)	For professional services rendered for the audits of our 2016 and 2015 annual financial statements, and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q during 2016 and 2015. Includes fees for statutory audits of $3.8 million in 2016 and $3.4 million in 2015.

(2)	For consultations on the new revenue standard.

(3)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support.

(4)	For human resource database subscription services.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $0.3 in 2016 and $0.3 in 2015. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

52    The Boeing Company    2017 Proxy Statement

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 4)

PROPOSAL SUMMARY

Shareholders are being asked to ratify the selection of Deloitte & Touche LLP (Deloitte), an independent registered public accounting firm, to serve as our independent auditor for 2017.

The Board recommends that you vote FOR this proposal.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Boeing’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2017. Deloitte & Touche LLP served in this capacity in 2016. The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP to serve as our independent external auditor is in the best interests of Boeing and its shareholders.

As a matter of good corporate governance, the Audit Committee hereby submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see “Audit Committee” beginning on page 51. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, where they will respond to appropriate questions and, if they wish, make a statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Boeing Company    2017 Proxy Statement    53

STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

The following table sets forth beneficial ownership of Boeing stock, as of March 1, 2017, of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of March 1, 2017.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)		Total
Robert A. Bradway	0		732		732
David L. Calhoun	2,450		20,950		23,400
Arthur D. Collins, Jr.	0		36,904		36,904
Kenneth M. Duberstein	6,160		55,253		61,413
Edmund P. Giambastiani, Jr.	0		13,401		13,401
Lynn J. Good	483		2,077		2,560
Lawrence W. Kellner	2,500		8,508		11,008
Edward M. Liddy	3,944		19,302		23,246
Susan C. Schwab	1,707		12,339		14,046
Randall L. Stephenson	3,721		2,532		6,253
Ronald A. Williams	4,200	(2)	13,749		17,949
Mike S. Zafirovski	0		43,889		43,889
Named Executive Officers	Shares Beneficially Owned(3)		Stock Units(4)		Total
Dennis A. Muilenburg	202,102	(5)	93,579		295,681
Gregory D. Smith	147,288	(6)	39,256		186,544
Raymond L. Conner	11,339		93,088		104,427
J. Michael Luttig	8,642		38,998		47,640
Kevin G. McAllister	0		134,733		134,733
All directors and executive officers as a group (28 people)	756,208		1,002,121	(7)	1,758,328

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” on page 18.

(2)	Consists of shares held in trust for members of Mr. Williams’ family.

(3)	Includes shares held in the VIP, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, March 1, 2017 as follows:

Number of Shares
Dennis A. Muilenburg	131,586
Gregory D. Smith	95,429
Raymond L. Conner	673
J. Michael Luttig	715
Kevin G. McAllister	0
All directors and executive officers as a group (28 people)	479,021

(4)	Consists of RSUs, Career Shares, MDSUs and deferred stock units held by the NEO.

(5)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(6)	Includes 62 shares held by Mr. Smith’s spouse.

(7)	Consists of RSUs, Career Shares, MDSUs, retainer stock units and deferred stock units held by all directors and executive officers as a group.

54    The Boeing Company    2017 Proxy Statement

STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2016. Information is based on a review of filings made with the SEC on Schedules 13G. As of December 31, 2016, there were 617,154,511 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	64,162,883(1)	10.4%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	51,613,636(2)	8.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	38,801,412(3)	6.3%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	35,811,634(4)	5.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	33,572,413(5)	5.4%

(1)	As of December 31, 2016, State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities had shared voting power with respect to 64,162,883 shares of Boeing stock and shared dispositive power with respect to 28,351,249 shares of Boeing stock. This total includes 35,811,634 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee.

(2)	As of December 31, 2016, Capital World Investors, a division of Capital Research and Management Company, had sole voting and dispositive power with respect to 51,613,636 shares of Boeing stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

(3)	As of December 31, 2016, The Vanguard Group had sole voting power with respect to 903,442 shares of Boeing stock, sole dispositive power with respect to 37,825,676 shares of Boeing stock, shared voting power with respect to 93,211 shares of Boeing stock and shared dispositive power with respect to 975,736 shares of Boeing stock.

(4)	As of December 31, 2016, Evercore Trust Company, N.A. had shared dispositive power with respect to 35,811,634 shares of Boeing stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

(5)	As of December 31, 2016, BlackRock, Inc. had sole voting power with respect to 29,100,434 shares of Boeing stock and sole dispositive power with respect to 33,572,413 shares of Boeing stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than 10% of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2016, except that Ms. Leanne Caret’s Form 3 failed to timely reflect beneficial ownership of 1,208 shares of Boeing stock.

The Boeing Company    2017 Proxy Statement    55

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

PROPOSAL SUMMARIES

ITEM 5 — ADDITIONAL REPORT ON LOBBYING ACTIVITIES. Shareholders are being asked to vote on a shareholder proposal calling for additional disclosure of Boeing’s lobbying activity.

ITEM 6 — REDUCE THRESHOLD TO CALL SPECIAL SHAREHOLDER MEETINGS FROM 25% TO 15%. Shareholders are being asked to vote on a shareholder proposal calling for the threshold to call a special shareholder meeting to be reduced from 25% to 15%.

ITEM 7 — REPORT ON ARMS SALES TO ISRAEL. Shareholders are being asked to vote on a shareholder proposal calling for management to prepare and publish a special report detailing all sales of weapons-related products and services to Israel.

ITEM 8 — IMPLEMENT HOLY LAND PRINCIPLES. Shareholders are being asked to vote on a shareholder proposal calling for the Company to adopt seven employment-related principles that would cover our employees in Israel and, thereafter, to publicly report on and appoint staff to monitor that effort.

The Board recommends that you vote AGAINST each of these proposals.

The following shareholder proposals will be voted on at the annual meeting if properly presented by the proponent or one who is qualified under state law to present the proposal on such proponent’s behalf. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address and number of shares of Boeing stock held by each proponent promptly upon written or oral request by any shareholder to the Corporate Secretary.

Shareholder Proposal – Additional Report on Lobbying Activities (Item 5)

Whereas, we believe in full disclosure of Boeing’s direct and indirect lobbying activities and expenditures to assess whether Boeing’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Boeing request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Boeing is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Boeing’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Boeing spent $38.721 million in 2014 and 2015 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Boeing also lobbies but disclosure is uneven or absent. For example, in 2014 and 2015, Boeing spent $193,000 on lobbying in California and had contracts with lobbyists worth a total of $700,000 to $1,070,000 in Texas. Boeing’s lobbying on safety record reporting has attracted media scrutiny (“Boeing, Lockheed Lobby against Wage, Safety Executive Order,” Bloomberg, July 27, 2016), as has a Boeing director’s ties to the Business Roundtable (“Lobbyists as Directors Test Rules for Corporate Boards,” Wall Street Journal, October 4, 2016).

Boeing is a member of the Business Roundtable and serves on the board of the National Association of Manufacturers, which together spent over $63 million on lobbying in 2014 and 2015. Boeing restricts its trade associations from using its payments for political contributions, but this does not cover payments used for lobbying. This leaves a serious

56    The Boeing Company    2017 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

disclosure gap, as trade associations generally spend far more on lobbying than on political contributions. Boeing does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We are concerned that Boeing’s current lack of trade association lobbying disclosure presents reputational risk for Boeing. Transparent reporting would reveal whether company assets are being used for objectives contrary to Boeing’s long-term interests.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcomes of similar proposals that have been presented in recent years. Those similar proposals received support from holders of less than 20% of our outstanding shares. The Board recommends that you vote AGAINST Item 5 for the following reasons.

The proposal is unnecessary, due to the transparency of Boeing’s lobbying expenditures and strong risk mitigation procedures.

Boeing regularly engages in policy debates at the federal, state and local levels on a variety of issues, including aviation safety and national security. The Board requires that all of Boeing’s public policy advocacy comply with all applicable laws and regulations, sound corporate practice and Boeing’s high standards of ethical conduct. Consistent with these objectives, Boeing has instituted full transparency into—and extensive oversight of—any political expenditures by the Company, and has implemented additional policies and procedures with respect to its lobbying and advocacy activities, including expenditures to trade associations. Information about the Board’s and the Company’s oversight of lobbying activities is available at www.boeing.com/company/key-orgs/government-operations/. We believe that this approach enhances shareholder value, minimizes financial and reputational risk, and reflects our commitment to legal compliance, strong corporate governance and high ethical standards. These policies and practices include the following:

•

Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/, detailing lobbying expenditures, issues lobbied on, government entities lobbied, Company lobbyists, and expenditures of the Boeing Political Action Committee, a voluntary, non-partisan, employee-sponsored political action committee. Boeing files similar reports when required at the state level.

•

Complete information about federal, state and local political expenditures by both Boeing and the Boeing Political Action Committee is available at www.boeing.com/company/key-orgs/government-operations/. The website also describes the Company’s policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions are made.

•	Boeing has not made any contributions from corporate funds to federal, state or local candidates or political parties or ballot initiatives in the last five years.

•	Boeing’s policy is to prohibit trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

In part due to the policies described above, the 2016 CPA-Zicklin Index of Corporate Political Accountability and Disclosure once again listed Boeing as a first-tier company for political transparency and accountability. In addition, during many discussions with our largest shareholders as part of our regular engagement on governance issues, shareholders uniformly expressed satisfaction with Boeing’s level of disclosure and the rigor of its oversight in this area.

Boeing works with trade associations for many reasons unrelated to political or issue advocacy, and the proposal’s mandatory reporting requirements would mislead shareholders and the public, and potentially undermine Boeing’s business strategies, by suggesting otherwise.

The Board supports Boeing’s involvement in trade, industry and civic groups that provide technical, business, professional and related expertise on matters critical to our success. Certain of these organizations may also promote Boeing’s interests on matters of public policy, but their views may not always reflect Boeing’s views. As a result, it would be misleading to suggest that those associations’ lobbying activities were directed by Boeing, or that Boeing’s dues were paid either partially or entirely to fund lobbying. The disclosure sought by the proposal would purport to send just such a message. In addition, the reporting sought by the proposal could reveal to our competitors—for reasons wholly unrelated to political advocacy—sensitive aspects of our corporate strategy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Boeing Company    2017 Proxy Statement    57

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

Shareholder Proposal—Reduce Threshold to Call Special Shareholder Meetings from 25% to 15% (Item 6)

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Dozens of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

This proposal is particularly important because we do not have the opportunity to act by written consent. A majority of Fortune 500 companies provide for shareholders to call special meetings and to act by written consent. We as shareholders need to be empowered especially since the price of our stock has been dead money for the year preceding the submission of this proposal—including a dip below $110. Perhaps a proxy advisory firm will recommend that companies like ours, with no written consent opportunity for shareholders, in turn allow for at least 15% of shareholders to call a special meeting.

Please vote to enhance shareholder value: Special Shareowner Meetings—Proposal 6

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcomes of similar proposals that have been presented in recent years. The Board recommends that you vote AGAINST Item 6 for the following reasons.

Boeing’s current ownership threshold balances the preservation of this important shareholder right with the financial and administrative burdens that would result from misuse of the process by a small minority of shareholders with narrow interests.

Special shareholder meetings cost millions of dollars, demand significant attention from the Board and senior management, and can disrupt normal business operations. As a result, these meetings should be limited to when there are urgent and important strategic matters or profound fiduciary concerns. Boeing continues to believe that either the Board or at least 25% of our shareholders should agree that a matter requires urgent discussion before a special meeting is called. If the proposal were adopted, a relatively small minority of shareholders—potentially with narrow, short-term interests—could call an unlimited number of special meetings, without regard to how the direct costs and other burdens might impact the Company’s future success or the interests of the vast majority of shareholders.

Boeing’s commitment to shareholder engagement and governance best practices, including the existing right to call special meetings, already ensures Board accountability without unnecessary risk.

Boeing continues to view direct shareholder engagement as key to the Company’s success. To that end, Boeing leaders meet regularly with shareholders to discuss our strategy, operational performance, and business practices. We also meet with shareholders throughout the year to share perspectives on corporate governance and executive compensation matters (see page 17). This commitment to ongoing dialogue with our shareholders, together with practices such as annual director elections, a “proxy access” right for nominating directors, no supermajority voting provisions, and shareholders’ existing right to call special meetings, preserves the Board’s accountability without the expense and risk associated with a lower special meeting threshold.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

58    The Boeing Company    2017 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

Shareholder Proposal – Report on Arms Sales to Israel (Item 7)

WHEREAS: Israel experienced a 50% drop in foreign investment following Operation Protective Edge and, according to a report from the United Nations, “the decline was primarily caused by the fallout from the Israel Defense Forces (IDF) Operation Protective Edge and international boycotts against the country for alleged violations of international law.”

WHEREAS: July 21st-31st, 2014 Boeing was a target in a nationwide call-in campaign demanding cessation of weapons sales to Israel. Seven major universities in the United States alone have passed divestment resolutions that included Boeing due to Boeing’s ongoing arms sales to Israel.

WHEREAS: On July 23rd 2014, 24 doctors and scientists published an open letter in a renown medical journal stating, “In the aggression of Gaza by Israel…we witnessed targeted weaponry used indiscriminately and on children and we constantly see that so called intelligent weapons fail to be precise, unless they are deliberately used to destroy innocent lives.”

WHEREAS: A new report by Amnesty International about war crimes committed by Israel during Operation Protective Edge is entitled “Black Friday,” and documents the attack on the city of Rafah on August 1st. The report finds that “The single most deadly strike of this day occurred…when two one-tonne bombs were dropped on a residential area in the al-Tannur neighbourhood…”

The report continues and found, “…the bombs…consistent with MK-84…bombs, the largest and most destructive guided bombs of their kind…”

WHEREAS: Boeing manufactures the Joint Direct Attack Munitions (JDAM) tail kit guidance systems that make the MK-84 bomb a guided weapon. In May 2015, Boeing agreed to a contract to provide JDAMs to Israel, including 10,000 for MK-84s.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Boeing’s sales of weapons related products and services to Israel.

Supporting Statement

We believe it is reasonable that the report include

1.	Processes used to determine and promote sales to Israel

2.	Procedures used to negotiate arms sales to Israel, government-to-government and direct commercial sales and the percentage of sales for each category

3.	Disclosure of sales and other arrangements with local security forces

4.	Categories of military equipment or components with as much statistical information as permissible such as contracts for servicing/maintaining equipment

5.	Detailed risk analysis surrounding business relations with countries, like Israel, that have been accused of violating Geneva and Hague conventions and international human rights law.

In light of the flight of investment from Israel, the worrisome prospects of growth, including maintaining partnerships with higher education institutions, for a company that is at the center of Israel’s controversial wars, contributing to the deaths of thousands of civilians and children; and the overall moral and ethical questions raised by selling weapons that contribute directly to illegal occupation, apartheid, and human rights violations, we urge you to vote for this proposal.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcome of an identical proposal that was presented at last year’s annual meeting and only received support from holders of 5% of our outstanding shares. The Board recommends that you vote AGAINST Item 7 for the following reasons.

Information about Boeing’s defense sales to non-U.S. countries, including Israel, is already publicly available.

Boeing’s defense sales to Israel are generally made through the U.S. Department of Defense Foreign Military Sales (FMS) program, which facilitates U.S. foreign policy and military aid and assistance activities with allied and friendly nations. Under this program, Boeing contracts directly with the U.S. Department of Defense, which acts on behalf of the foreign government end-user. U.S. law already requires public disclosure of the vast majority of FMS activity. Less often, when Boeing sells directly to non-U.S. governments, those transactions also are often a matter of public record, pursuant to Congressional notification requirements established by U.S. export control regulations or other means. For example, the Defense Security Cooperation Agency’s website (www.dsca.mil) issues public notices of proposed major foreign military sales as well as announcements of FMS activity and certain direct sales of defense products. In addition, the U.S. Department of State often informs the U.S. Congress and the news media about direct sales of defense products to non-U.S. governments. Therefore, much if not all of the information this shareholder proposal seeks is already readily accessible to the public, making the proposal unnecessary.

The Boeing Company    2017 Proxy Statement    59

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

The proposal seeks to micromanage key elements of Boeing’s business, including its relationship with the U.S. federal government, thereby undermining our ability to act in the best interest of shareholders.

When deciding whether to sell defense products to any defense customers, Boeing management must consider many complex and competing factors, such as:

•	overall demand for the specified products;

•	the competitive landscape;

•	the impact of the sale on Boeing’s reputation;

•	U.S. and relevant non-U.S. regulatory requirements; and

•	our broader relationship with the U.S. federal government as both a customer and regulator.

In addition, sales of defense products to non-U.S. countries are subject to extensive procurement regulations, export control requirements and U.S. and foreign government oversight. In order to properly address this complex network of strategic and compliance risks, decisions regarding Boeing’s customers or how Boeing engages in FMS activity with the U.S. Department of Defense properly belong with management, subject to active Board oversight. Moreover, singling out one particular customer for detailed disclosures would serve no purpose other than to allow a small number of individual shareholders to second-guess these important decisions to the detriment of long-term shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal — Implement Holy Land Principles (Item 8)

Whereas, Boeing has operations in Palestine/Israel;

Whereas, achieving a lasting peace in the Holy Land—with security for Israel and justice for Palestinians—encourages us to promote a means for establishing justice and equality;

Whereas, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

Whereas, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Israel/Palestine.

These are:

1.	Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2.	Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3.	Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4.	Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5.	Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6.	Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7.	Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8.	Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

Resolved: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

Supporting Statement

The proponent believes that Boeing benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions. Implementation of the Holy Land Principles—which are pro-Jewish, pro-Palestinian and pro-company—will demonstrate concern for human rights and equality of opportunity in its international operations. Please vote your proxy FOR these concerns.

60    The Boeing Company    2017 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 5 THROUGH 8)

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders, and recommends that you vote AGAINST Item 8 for the following reasons.

Boeing’s existing diversity and equal employment opportunity policies fully address the proposal’s concerns.

Boeing has a long-standing commitment to non-discrimination, employee development, and diversity. We believe that diverse employees, business partners and community relationships are vital to creating advanced aerospace products and services for our diverse customers around the world. One key element of this commitment is providing a work environment for all employees that is welcoming, respectful and engaging, with ample opportunities for personal and professional advancement. We believe that this environment increases productivity, quality, creativity and innovation, and creates a competitive advantage for us in the marketplace.

Our robust policies, including our Equal Employment Opportunity Policy, Code of Conduct, and Code of Basic Working Conditions and Human Rights, demonstrate this commitment. Among other things, the policy on equal employment opportunity prohibits discrimination based on race, color, religion, national origin, gender, sexual orientation, gender identity, age, physical or mental disability, genetic factor or military/veteran status. Boeing also has systems in place to monitor compliance with each of these policies in every jurisdiction where we operate, including Israel. Moreover, Boeing has extensive training and continuing education programs for our global workforce, including an acclaimed company-wide tuition-assistance program that helps employees secure advanced degrees and certifications. Because these existing policies, programs, and compliance tools fully address the proposal’s concerns, we do not believe it is necessary or useful to adopt a second set of policies, programs, and compliance tools for one geographic area.

Adoption of the proposal would require Boeing to maintain two duplicative set of policies—one for our Israel operations and one for the rest of the world.

Boeing’s existing policies are customized to best promote our core values, as well as reflect our global reach and generate shareholder value. The proposal asks that we maintain a second, “off-the-shelf” set of policies in Israel. We believe that our policies are most effective when they are applied in a consistent manner to all of our approximately 150,000 employees worldwide, including in Israel, and maintaining separate policies and monitoring systems would make enforcement of our company-wide standards more costly and difficult. The proposal asks Boeing to devote additional resources—beyond those we currently deploy to enforce our existing global policies—to monitor, oversee, and publicly report on what would become separate employment rules and programs that apply to less than 25 Boeing employees in Israel. Given the breadth and depth of Boeing’s existing policies and programs, this additional spending would reduce shareholder value and undermine our ability to promote non-discrimination, employee development, and diversity worldwide.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Boeing Company    2017 Proxy Statement    61

ANNUAL MEETING INFORMATION

Attending the Annual Meeting

Time and Location

Boeing’s 2017 Annual Meeting of Shareholders will take place on Monday, May 1, 2017, beginning at 9:00 a.m., Central Time, in The James Simpson Theatre at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496. Directions to the meeting, a map, and parking information are provided on the back inside cover of this proxy statement.

Admission Policy

All holders of Boeing shares as of the record date are encouraged to attend the annual meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.

•	Eligible Attendees. Attendance is limited to registered and beneficial Boeing shareholders as of the record date and to one immediate family member accompanying each such shareholder.

•

Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver’s license or passport. You must register on or prior to April 21, 2017 in order to obtain an admission ticket.

•

Obtaining an Admission Ticket. In order to obtain an admission ticket, please access “Register for Meeting” at www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can register by calling 1-844-318-0137. You will need the 16-digit voting control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. Seating at the annual meeting is limited, and requests for tickets will be processed in the order in which they are received. In any event, you must register on or prior to April 21, 2017 if you wish to attend the annual meeting.

•

Additional Security Measures. Upon entering the meeting facility, you will be required to proceed through a security checkpoint. In addition, no cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.

Frequently Asked Questions

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR the election of each of the 13 director nominees named in this proxy statement (Item 1);
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);
FOR conducting future advisory votes on named executive officer compensation EVERY YEAR (Item 3);
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2016 (Item 4); and
AGAINST each of the shareholder proposals (Items 5 through 8).

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $5.00 per year per household. For additional information or to elect this option, please access www.computershare.com/investor.

62    The Boeing Company    2017 Proxy Statement

ANNUAL MEETING INFORMATION

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank or other holder of record.

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 16-digit voting control number, which can be found on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 30, 2017.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 30, 2017. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

The Boeing Company Voluntary Investment Plan Participants

If you have an interest in Boeing stock through participation in the VIP, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Time, on Wednesday, April 26, 2017. If you do not submit voting instructions before the deadline, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been received before the deadline, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Sunday, April 30, 2017, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants

VIP participants may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Wednesday, April 26, 2017, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy. VIP participants cannot revoke their proxies or change their voting instructions in person at the annual meeting because the trustee will not be present.

The Boeing Company    2017 Proxy Statement    63

ANNUAL MEETING INFORMATION

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

Recommendation on the Frequency of Advisory Votes on Named Executive Officer Compensation (Item 3)

Shareholders may vote for “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or may abstain from voting. The frequency that receives the greatest number of votes cast will be the frequency selected by our shareholders. Abstentions and “broker non-votes” will have no effect on this item.

All Other Proposals (Items 2 and 4 through 8)

Shareholders may vote “FOR” or “AGAINST” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 and 4 through 8. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” Items 2 and 4 through 8. “Broker non-votes,” if any, will have no effect on these items.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, NYSE rules allow that firm to vote your shares only on routine matters. Item 4, the ratification of the appointment of our independent auditor for 2017, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 4, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2017 Annual Meeting?

Holders of Boeing stock at the close of business on March 2, 2017 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 608,084,979 shares of common stock outstanding, of which approximately 608,082,393 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 113,791 registered shareholders on the record date and approximately 1,016,628 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

64    The Boeing Company    2017 Proxy Statement

ANNUAL MEETING INFORMATION

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 4 absent your instruction, so you must provide instructions on these items for your vote to count.

Are there any other items of business that will be addressed at the annual meeting?

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow Sodali has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2016 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and the 2016 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available at http://investors.boeing.com/investors/financial-reports/ and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4550 or writing Mail Services, The Boeing Company, P.O. Box 3707, Mail Code 3T-06, Seattle, Washington 98124-2207.

The Boeing Company    2017 Proxy Statement    65

ANNUAL MEETING INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2016 annual report at www.proxyvote.com. The notice also explains how shareholders may request printed proxy materials for this or future annual meetings.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

Shareholder Proposals and Director Nominations for the 2018 Annual Meeting

Proposals for Inclusion in 2018 Proxy Statement

If you wish to submit a proposal for inclusion in our 2018 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Friday, November 17, 2017.

Director Nominations for Inclusion in 2018 Proxy Statement

Our By-Laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for the Board, subject to certain requirements. Any such nomination must be received at the address below no earlier than the close of business on Wednesday, October 18, 2017 and no later than the close of business on Friday, November 17, 2017. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Other Proposals or Nominations

Our By-Laws require that we receive advance written notice for any shareholder proposal or director nomination that is not submitted for inclusion in our proxy statement. Any such proposal or nomination must be received at the address below no earlier than the close of business on Monday, January 1, 2018 and no later than the close of business on Wednesday, January 31, 2018. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Where to Send All Proposals and Nominations

Office of the Corporate Secretary

The Boeing Company

100 North Riverside Plaza

MC 5003-1001

Chicago, Illinois 60606-1596

66    The Boeing Company    2017 Proxy Statement

The Boeing Company 2017 Annual Meeting of Shareholders

Monday, May 1, 2017 at 9:00 a.m., Central Time

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
Shedd Aquarium
Lake Michigan
N
To Roosevelt Road CTA and Metra Stops
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
Planetarium Lot
McFetridge Drive
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
To I-55
To McCormick Place
CTA Bus Stop
Handicapped Parking

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago. Take the Roosevelt Road exit and turn left at the second traffic light onto Roosevelt Road. Turn right onto Columbus Drive (which becomes Lake Shore Drive (US-41)). Take the 18th Street exit. Turn left onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

From Midway Airport:

Go north on Cicero Ave. to I-55 North/Stevenson Expressway. Take I-55 North to the exit on the left for Lake Shore Drive (US-41 North). Take the Lake Shore Drive (US-41 North) exit. Turn right onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

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Meeting Admission Policy: If you plan to attend the meeting in person, you must present an admission ticket and valid photo identification. In order to obtain a ticket, you must register no later than April 21, 2017. To register, please follow the instructions on page 62.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you have a disability that requires a reasonable accommodation, please send an email to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CT on Sunday, April 30, 2017. If you own Plan shares, your vote must be received by 10:59 p.m. CT on Wednesday, April 26, 2017 in order to provide the trustee sufficient time to tabulate the vote of the Plan shares.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the website and follow the instructions.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MEETING ADMISSION POLICY

In order to attend the meeting, you must obtain an admission ticket by registering no later than April 21, 2017. Click the “Register for Meeting” link at www.proxyvote.com or call 1-844-318-0137 to register.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17261-P85631-Z69243-Z69242     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 13 director nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Robert A. Bradway	☐	☐	☐

	1b.	David L. Calhoun	☐	☐	☐	COMPANY PROPOSAL: The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain
	1c.	Arthur D. Collins, Jr.	☐	☐	☐

	1d. 1e.	Kenneth M. Duberstein Edmund P. Giambastiani, jr.	☐ ☐	☐ ☐	☐ ☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
	1f. 1g.	Lynn J. Good Lawrence W. Kellner	☐ ☐	☐ ☐	☐ ☐	COMPANY PROPOSAL: The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 Year	2 Years	3 Years	Abstain
	1h.	Edward M. Liddy	☐	☐	☐	3.	Approve, on an Advisory Basis, the Frequency of Future Advisory Votes on Named Executive Compensation. ☐	☐	☐	☐
	1i.	Dennis A. Muilenburg	☐	☐	☐
	1j. 1k.	Susan C. Schwab Randall L. Stephenson	☐ ☐	☐ ☐	☐ ☐	COMPANY PROPOSAL: The Board of Directors recommends you vote FOR proposal 4.		For	Against	Abstain
	1l.	Ronald A. Williams	☐	☐	☐	4.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2017.	☐	☐	☐

	1m.	Mike S. Zafirovski	☐	☐	☐	SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 5, 6, 7 and 8.

						5.	Additional Report on Lobbying Activities.	☐	☐	☐

						6.	Reduce Threshold to Call Special Shareholder Meetings from 25% to 15%.	☐	☐	☐

						7.	Report on Arms Sales to Israel.	☐	☐	☐

						8.	Implement Holy Land Principles.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

V.1.1

The Boeing Company 2017 Annual Meeting of Shareholders

Monday, May 1, 2017

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

Meeting Admission Policy: Advance Registration Required

If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than April 21, 2017, as described in more detail in the Proxy Statement.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2017 Annual Meeting and Proxy Statement and the 2016 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at www.computershare.com/investor.

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E17262-P85631-Z69243-Z69242

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, MAY 1, 2017

The undersigned hereby appoints Arthur D. Collins, Jr., Kenneth M. Duberstein and Edward M. Liddy, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Time, on Wednesday, April 26, 2017, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

V.1.1